SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

Cirrus Logic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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JASON P. RHODE

President and Chief Executive Officer

May 31, 2017

To our Stockholders:

I would like to invite you to participate in the Annual Meeting of Stockholders of Cirrus Logic, Inc. to be held on Friday, July 28, 2017, at 11:00 a.m. Central Time. We are pleased to announce that this year’s Annual Meeting will once again be completely virtual. You will be able to participate, vote, and submit your questions during the meeting on a live webcast at www.virtualshareholdermeeting.com/CRUS2017. To access this website and enter the meeting, you should have available your control number, which is included with the proxy materials. You will not be able to attend the Annual Meeting in person.

We also are continuing to provide our stockholders with the proxy materials electronically via the internet. If a stockholder chooses, he or she may obtain paper copies; however, by providing the information online, our stockholders will have immediate access to the proxy materials at their discretion.

Even if you plan to participate in the Annual Meeting by live webcast, I hope you will vote as soon as possible. Although you may vote the day of the Annual Meeting, you may also vote in advance via the internet, as well as by telephone, or by mailing a proxy card. Voting over the internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting if you do not participate in the virtual meeting. Please review the instructions on the Notice of Internet Availability or the proxy card regarding each of these voting options.

Cirrus Logic, Inc. values the participation of its stockholders. Your vote is an important part of our system of corporate governance, and I strongly encourage you to participate.

Sincerely,

Jason P. Rhode

President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual

Meeting of Stockholders to be held July 28, 2017

A copy of Cirrus Logic, Inc.’s Annual Report on Form 10-K is included with this proxy statement. Copies of the Notice of the 2017 Annual Meeting of Stockholders, this proxy statement, and our Annual Report on Form 10-K are also available on our website at www.cirrus.com. You also may receive copies of this document at no charge upon request directed to:

Cirrus Logic, Inc. Investor Relations

800 W. Sixth Street, Austin, Texas 78701

telephone: (512) 851-4125; email: Investor.Relations@cirrus.com

Cirrus Logic, Inc.

800 W. Sixth Street

Austin, Texas 78701

2017 Annual Meeting of Stockholders

July 28, 2017

YOUR VOTE IS IMPORTANT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Cirrus Logic, Inc. (the “Company,” “our,” or “we”) will hold its 2017 Annual Meeting of Stockholders as follows:

Friday, July 28, 2017

11:00 A.M. (Central Daylight Time)

Via live webcast available at www.virtualshareholdermeeting.com/CRUS2017

We are pleased to announce that this year’s Annual Meeting will again be completely virtual. You will be able to attend, vote, and submit your questions during the meeting on a live webcast via the internet at www.virtualshareholdermeeting.com/CRUS2017. To access this website and enter the meeting, you must have your control number available. You will not be able to attend the Annual Meeting in person.

At the meeting, stockholders will vote on the following matters:

(i)	the election of eight nominees named in this proxy statement to serve as Company directors for one-year terms;

(ii)	the ratification of the appointment of Ernst &Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018;

(iii)	an advisory vote to approve executive compensation;

(iv)	an advisory vote on the frequency of future advisory votes to approve executive compensation; and

(v)	such other business as may properly come before the meeting.

You can vote four different ways. You can vote by participating in the virtual meeting online, or you can vote in advance of the virtual meeting by telephone, by the internet, or by proxy card. For specific voting information, please see “Questions and Answers about the Proxy Materials, the Annual Meeting, and Voting Procedures” on page 3.

Stockholders of record at the close of business on May 30, 2017, are entitled to notice of and to vote at the Annual Meeting. On May 30, 2017, approximately 63,730,271 shares of the Company common stock were outstanding. Each share entitles the holder to one vote. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the meeting for at least 10 days prior to the meeting and during the meeting.

The Board of Directors of the Company asks you to vote in favor of proposals 1–3 and to vote for an annual advisory vote on executive compensation for proposal 4. This proxy statement provides you with detailed information about each proposal. We are also using this proxy statement to discuss our corporate governance and compensation practices and philosophies.

We encourage you to read this proxy statement carefully. In addition, you may obtain information about the Company from the Annual Report to Stockholders and from other documents that we have filed with the Securities and Exchange Commission.

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Friday, July 28, 2017

Cirrus Logic, Inc.

800 W. Sixth Street

Austin, Texas 78701

www.cirrus.com

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cirrus Logic, Inc. (the “Company,” “our,” or “we”) for use at our 2017 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on July 28, 2017, at 11:00 a.m., Central Daylight Time, and may be accessed on a live webcast via the internet at www.virtualshareholdermeeting.com/CRUS2017.

Beginning on June 16, 2017, Cirrus Logic will make these proxy materials available on the internet or deliver paper copies by mail in connection with the solicitation of proxies by the Board for proposals to be voted on at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

THE ANNUAL MEETING, AND VOTING PROCEDURES

Q:	Why am I receiving these materials?
A:	The Board, on behalf of the Company, is soliciting your proxy for the Annual Meeting of Stockholders to take place on July 28, 2017. As a stockholder, you are invited to participate in the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2017 Annual Report to Stockholders on Form 10-K for the fiscal year ended March 25, 2017, is also included.

If you requested and received a copy of these materials by mail or email, then the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

Q:	Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
A:	We are complying with the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the internet, or alternatively, request to receive a copy of the proxy materials by mail or email.

Q.	How can I access the proxy materials over the internet?
A:	Your Notice of Internet Availability of the proxy materials contains instructions regarding how to:
●	view the proxy materials for the Annual Meeting on the internet;
●	request a paper copy of the proxy materials for the Annual Meeting; and
●	instruct us to send future proxy materials to you by email.

Q:	How may I obtain a paper copy of the proxy materials?
A:	Your Notice of Internet Availability of the proxy materials contains instructions regarding how to obtain a paper copy of the proxy materials.

Q:	What if I receive more than one Notice of Internet Availability of the proxy materials or more than one paper copy of the proxy materials?
A:	If you receive more than one Notice of Internet Availability or set of proxy materials, it means your shares are registered differently or are in more than one account. To vote all your shares by proxy, you must vote all Notices of Internet Availability you receive, or all proxy cards and voting instruction cards you received.

Q:	What proposals will be voted on at the meeting?
A:	There are four proposals scheduled to be voted on at the meeting:
(1)	the election of eight nominees named in this proxy statement to serve as Company directors for one-year terms;
(2)	the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending March 31, 2018;
(3)	an advisory (non-binding) vote to approve executive compensation; and
(4)	an advisory (non-binding) vote on the frequency of future advisory votes to approve executive compensation.

Q:	Will I be able to attend the Annual Meeting?
A:	We will host the Annual Meeting live via the internet. You will not be able to attend the meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/CRUS2017. The webcast will begin at 11:00 a.m., Central Daylight Time, on July 28, 2017. Stockholders may vote and submit questions while connected to the Annual Meeting via the internet.

Q:	What do I need to do to be able to participate in the Annual Meeting online?
A:	The Annual Meeting will be held live via the internet. You will not be able to attend the meeting in person. A summary of the information you need to attend the meeting online is provided below:
●	Any stockholder can listen to the meeting and participate live via the internet at www.virtualshareholdermeeting.com/CRUS2017.
●	Webcast begins at 11:00 a.m. Central Daylight Time on July 28, 2017.
●	Stockholders may vote and submit questions while connected to the meeting via the internet.
●	Please have your control number to enter the meeting.
●	Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CRUS2017.
●	A webcast replay of the meeting will be available after the meeting at www.virtualshareholdermeeting.com/CRUS2017.

Q:	What are the Board’s voting recommendations?
A:	The Board recommends that you vote your shares as follows:
●	“FOR” each of the director nominees;
●	“FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending March 31, 2018;
●	“FOR” the approval, on a non-binding, advisory basis, of executive compensation; and
●	To hold a non-binding, advisory vote on executive compensation every “ONE YEAR”.

Q:	Who is entitled to vote at the Annual Meeting?
A:	Stockholders of record at the close of business on May 30, 2017 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

Q:	What shares owned by me can be voted?
A:	All shares owned by you as of the close of business on the Record Date may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank, or other nominee; however you will need to demonstrate proof of ownership pursuant to the instructions provided at www.virtualshareholdermeeting.com/CRUS2017.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders of the Company hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and you have the right to vote by proxy by following the instructions in the Notice of Internet Availability of the proxy materials or to vote online at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your stockbroker, bank, or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank, or other nominee how to vote, and you are also invited to participate in the meeting.

Q:	How can I vote my shares at the meeting?
A:	Shares may be voted at the Annual Meeting via the internet on a live webcast at www.virtualshareholdermeeting.com/CRUS2017. To access the meeting and vote your shares, you must have your control number.

Even if you currently plan to participate in the Annual Meeting via the live webcast, we recommend that you submit your proxy in advance of the meeting so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without participating in the meeting?
A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without participating in the meeting. You may vote by granting a proxy or by submitting voting instructions to your stockbroker, bank, or other nominee for shares held in street name. In most instances, you will be able to do this over the internet, by telephone, or by mail, but if you hold shares in street name, you should refer to the voting instruction card provided to you by your stockbroker, bank, or other nominee for voting instructions specific to your holdings. If you are the stockholder of record, please refer to the summary instructions below and those included on your Notice of Internet Availability of the proxy materials. Stockholders who have requested and received a paper copy of a proxy card or voting instruction card by mail may also vote over the internet by following the instructions included with those materials.

BY INTERNET – If you have internet access, you may vote by following the instructions on the Notice of Internet Availability of the proxy materials. If you have requested and received a paper copy of a proxy card or voting instruction card, you may also vote over the internet by following the instructions included with those materials.

BY TELEPHONE – If you have requested and received a paper copy of a proxy card or voting instruction card, you may vote by telephone by following the instructions on the proxy card. You will need to have the control number that appears on your Notice of Internet Availability of the proxy materials available when voting by telephone.

BY MAIL – If you have requested and received a paper copy of a proxy card or voting instruction card by mail, you may submit a proxy by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. If you sign but do not provide instructions, your shares will be voted as described in the response to “What are the Board’s voting recommendations?” above.

Q:	What if I hold shares in street name and do not transmit voting instructions before the stockholder meeting to my stockbroker, bank, or other nominee?
A:	Your stockbroker is not permitted to vote on your behalf on non-routine matters if you are a beneficial owner of shares held in street name and you do not transmit your voting instructions before the stockholder meeting to your stockbroker or nominee. The election of directors (Proposal No. 1), the advisory vote to approve executive compensation (Proposal No. 3), and the advisory vote on the frequency of future advisory votes to approve executive compensation (Proposal No. 4) are considered non-routine matters. The ratification of the appointment of independent registered public accounting firm (Proposal No. 2) is the only routine matter, and therefore, the only matter that brokers may vote on without instruction from the beneficial owner. Therefore, if you do not transmit your voting instructions to your stockbroker or other nominee, then they cannot vote on these non-routine matters and your vote will be counted as “broker non-votes” as further described in the response to “How are abstentions and broker non-votes counted?” below.

Q:	Can I revoke my proxy?
A:	You may revoke your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may revoke your proxy instructions by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by voting during the Annual Meeting. For shares held beneficially by you, you may revoke your proxy by submitting new instructions to your stockbroker, bank, or other nominee.

Q:	What is the quorum requirement for the meeting?
A:	The quorum requirement for holding the meeting and transacting business is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to be voted at the Annual Meeting. For the Annual Meeting, both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How are votes counted?
A:	In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD” your vote with respect to one or more of the nominees. For Proposal No. 4 (the frequency of “say-on-pay” votes), you may vote for “one year,” “two years,” “three years,” or “ABSTAIN.” An “ABSTAIN” vote for Proposal No. 4 has no effect because that proposal considers which time period receives the highest number of votes. For all other proposals you may vote “FOR,” “AGAINST,” or “ABSTAIN,” and if you “ABSTAIN” on any of these matters, it has the same effect as a vote “AGAINST.”

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:	What is the voting requirement to approve each of the proposals?
A:	In the election of directors, directors are elected by a plurality of votes cast, which means that, for this year, the eight persons receiving the highest number of “FOR” votes will be elected. For the advisory vote on the frequency of advisory votes on executive compensation (Proposal No. 4), the frequency receiving the most votes cast will be considered the advised frequency. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide your stockbroker, bank, or other nominee with voting instructions on a non-routine matter such as a director election, your shares may constitute broker non-votes, as described in “How are abstentions and broker non-votes counted?” below.

Q:	How are abstentions and broker non-votes counted?
A:	Abstentions and broker non-votes are counted as present for purposes of determining the shares present and entitled to vote. For Proposal No. 4, an abstention is of no effect since that proposal considers which proposed time period receives the most votes. For proposals 2 and 3, an abstention is treated as a vote cast for purposes of counting votes, and therefore the effect of an abstention will be the same as a vote against a proposal as described in “How are votes counted?” above. Broker non-votes are not counted as votes cast for, and therefore have no impact on, non-routine matters. Generally, broker non-votes occur when shares held by a stockbroker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, the stockbroker has not received voting instructions from the beneficial owner, and the stockbroker lacks discretionary voting power to vote the shares.

Q:	Where can I find the voting results of the meeting?
A:	We will announce preliminary voting results at the meeting and will file with the SEC via EDGAR a Current Report on Form 8-K within four business days of the meeting with the final voting results. If final voting results are not available at the time of such filing, the Company intends to disclose preliminary voting results at the time of the filing and file an amended Current Report on Form 8-K within four business days after obtaining the final results.

Q:	What happens if additional proposals are presented at the meeting?
A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Gregory Scott Thomas, our Corporate Secretary, and Thurman Case, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your shares for such other candidate or candidates as may be nominated by the Board.

Q:	What classes of shares are entitled to be voted?
A:	Each share of common stock of the Company (“common stock”) outstanding as of the Record Date is entitled to one vote on each item being voted upon at the Annual Meeting. On the Record Date, we had approximately 63,730,271 shares of common stock outstanding.

Q:	Is cumulative voting permitted for the election of directors?
A:	No.

Q:	Who will count the votes?
A:	A representative of Broadridge Investor Communications Solutions will tabulate the votes. A representative of the Company will act as the inspector of election.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board.

Q:	Who will bear the cost of soliciting votes for the meeting?
A:	The Company will pay the entire cost of soliciting proxies to be voted, along with the costs of preparing, assembling, printing, mailing, and distributing the proxy materials. If you choose to access the proxy materials and/or submit your proxy over the internet or by telephone, however, you are responsible for internet access or telephone charges you may incur. In addition to the mailing of the proxy materials, the solicitation of proxies or votes may be made by our directors, officers, and employees, either in person, by telephone, or by electronic communication. Our directors, officers, and employees will not receive any additional compensation for the solicitation activities. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:	You may make nominations and submit proposals for consideration at future stockholder meetings. Any proposal that a stockholder wishes to include in the Company’s proxy materials for the 2018 annual meeting of stockholders, in accordance with the regulations of the SEC, must be received by no later than 120 calendar days prior to the anniversary date that the Company released this proxy statement for the Annual Meeting. The written proposal will need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Any proposal or nomination for election of directors that a stockholder wishes to propose for consideration at the 2018 annual meeting of stockholders, other than pursuant to Rule 14a-8, must be submitted in accordance with our Bylaws. To be considered timely, our Bylaws provide that such notice must be received at our principal executive offices no earlier than 120 calendar days (March 30, 2018) and no later than 90 calendar days (April 29, 2018) prior to the first anniversary date of the previous year’s annual meeting of stockholders. Proposals and nominations should be addressed to: Corporate Secretary, Cirrus Logic, Inc., 800 W. Sixth Street, Austin, Texas 78701.

Copy of Bylaw Provisions: You may contact the Corporate Secretary at our headquarters, 800 W. Sixth Street, Austin, Texas 78701, for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE

Board Meetings and Committees

During the fiscal year ended March 25, 2017, the Board held 10 meetings. Each director is expected to attend each meeting of the Board and the committees of the Board (the “Committees”) on which he or she serves. No director attended less than 75% of the aggregate of (i) the total number of Board meetings and (ii) the total number of meetings held by all Committees on which he or she served. Pursuant to our Corporate Governance Guidelines, directors are also expected to attend the Company’s Annual Meeting of Stockholders absent extraordinary circumstances. Seven of our eight directors attended the Company’s 2016 annual meeting of stockholders.

We have three Committees: Audit, Compensation, and Governance and Nominating. Each member of the Audit, Compensation, and Governance and Nominating Committees is independent in accordance with the applicable SEC rules and applicable Nasdaq Stock Market, Inc. (the “Nasdaq”) listing standards, including, with respect to members of the Audit and Compensation Committees, the heightened requirements applicable to members of those committees. Each Committee has a written charter that has been approved by the Board.

The current members of the Board and of each Committee are identified in the following table, and the function of each Committee is described below. On occasion, the Board may appoint special committees or designate directors to undertake special assignments on behalf of the Board.

Name of Director	Independent	Audit	Compensation	Governance and Nominating
John C. Carter	Yes	X	X
Alexander M. Davern	Yes	Chair
Timothy R. Dehne	Yes		Chair
Christine King	Yes		X	Chair
Jason P. Rhode	No
Alan R. Schuele	Yes			X
William D. Sherman	Yes	X
David J. Tupman	Yes			X

Number of Meetings Held in Fiscal Year ended March 25, 2017		8	8	3

Audit Committee

The Audit Committee is currently composed of three independent directors. The responsibilities of the Audit Committee include:

●	selecting, retaining, compensating, overseeing, evaluating, and, where appropriate, terminating the Company’s independent auditors;

●	resolving any disagreements between management and the independent auditors regarding financial reporting;

●	adopting and implementing pre-approval policies and procedures for audit and non-audit services to be rendered by the independent auditors;

●	reviewing with management and the independent auditors the financial information and the Management’s Discussion and Analysis proposed to be included in each of the Company’s Quarterly Reports on Form 10-Q prior to their filing;

●	reviewing before release the unaudited interim financial results in the Company’s quarterly earnings release;

●	reviewing with management and the independent auditors, at the completion of the annual audit, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K prior to its filing and provide or review judgments about the quality, not only the acceptability, of accounting principles, and such other matters required to be discussed with the independent auditors under generally accepted auditing standards;

●	reviewing and approving, if appropriate, material changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management;

●	establishing procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

●	evaluating the professional competency of the financial staff and the internal auditors, as well as the quality of their performance in discharging their respective responsibilities.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements and is independent under applicable SEC rules and applicable Nasdaq listing standards. The Board has determined that Mr. Davern is an “audit committee financial expert” as defined under applicable SEC rules.

For additional information relating to the Audit Committee, see the section of this proxy statement entitled, “Report of the Audit Committee of the Board” and the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

Compensation Committee

The Compensation Committee is currently composed of three independent directors. The Compensation Committee reviews and approves salaries and other matters relating to executive compensation; reviews the Company’s leadership development initiatives and succession planning process for our Chief Executive Officer and other executive officers; and administers the Company’s stock incentive plans, including reviewing and granting stock incentive awards to executive officers and other employees and reviewing and approving policies and procedures for awarding grants under these plans. The Compensation Committee also reviews and recommends to the Board for approval various other Company compensation plans, policies, and matters related to the Company’s non-employee directors. For additional information relating to the Compensation Committee, see the Compensation Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

Please see the “Compensation Discussion and Analysis” section of this proxy statement for additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, including the Compensation Committee’s engagement of Compensia, Inc. (“Compensia”) as its external compensation consultant.

Governance and Nominating Committee

The Governance and Nominating Committee is currently composed of three independent directors. The Governance and Nominating Committee provides counsel to the Board with respect to Board organization, membership, and function, as well as committee structure and membership. The Governance and Nominating Committee is also responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each annual meeting. For more information relating to the Governance and Nominating Committee, see the Governance and Nominating Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

The Governance and Nominating Committee annually reviews the needs of the Board for various skills, experience, expected contributions, and other characteristics in determining the director candidates to be nominated at the Annual Meeting of Stockholders. The Governance and Nominating

Committee will evaluate candidates for directors proposed by directors, stockholders, or management in light of the Governance and Nominating Committee’s views of the current needs of the Board for certain skills; the candidate’s background, skills, experience, or other characteristics; and the expected contributions and the qualification standards established from time to time by the Governance and Nominating Committee. If the Governance and Nominating Committee believes that the Board requires additional candidates for nomination, the Governance and Nominating Committee may engage a third-party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance and Nominating Committee. Although the Board does not have a formal policy specifying how diversity should be considered in making determinations regarding nominations of directors, the Governance and Nominating Committee does take into account the benefits of diverse backgrounds, viewpoints, and experiences, as well as the benefits of a constructive working relationship among directors, when evaluating candidates for the Board.

The Governance and Nominating Committee believes that members of the Board should possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company, and monitor the Company’s adherence to principles of sound corporate governance. Therefore, the Governance and Nominating Committee has determined that nominees for election as director should have the following qualifications: (i) possess the highest personal and professional ethics, integrity, and values; (ii) be committed to representing the long-term interests of the Company’s stockholders; (iii) have an inquisitive and objective perspective and mature judgment; (iv) possess strong business and financial acumen and judgment acquired through education, training, or experience; (v) possess experience at policy-making levels in business, government, education, or technology, and in areas that are relevant to the Company’s global business activities; (vi) have experience in matters of corporate governance; (vii) have experience in positions with a high degree of responsibility in the companies or institutions with which they are affiliated; and (viii) be prepared to devote appropriate time and attention to the Board and Committee duties required of a public company board member. Additionally, for non-employee director candidates, the nominees should have personal and business circumstances that permit them to serve on one or more of the various Committees.

These are not meant to be the exclusive criteria, however, and the Governance and Nominating Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience, and expertise; the composition of the Board at the time; and other relevant circumstances.

Stockholders are able to recommend individuals to the Governance and Nominating Committee for consideration as potential director nominees by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of common stock for at least one year as of the date such recommendation is made. An eligible stockholder wishing to recommend a candidate must submit the following no later than 120 calendar days prior to the anniversary date that the Company released this proxy statement for the Annual Meeting: (A) a recommendation that identifies the candidate and provides contact information; (B) the written consent of the candidate to serve as a director of the Company, if elected; and (C) documentation establishing that the stockholder making the recommendation is an eligible stockholder.

Recommendations should be submitted to:

Governance and Nominating Committee

c/o Corporate Secretary

Cirrus Logic, Inc.

800 W. Sixth Street

Austin, Texas 78701

The Governance and Nominating Committee will consider stockholder-recommended candidates pursuant to the Director Nominations Process outlined in the Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

Stockholders also have the right under the Company’s Bylaws to nominate candidates for election as directors by following the procedures, providing the information, and conforming to the submission deadlines specified in the Company’s Bylaws. Please see the section of this proxy statement entitled, “Questions and Answers about the Proxy Materials, the Annual Meeting and Voting Procedures: May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?” for further information.

Determination of Independence

The Board, which currently consists of eight directors, has determined that seven of the eight nominated directors are independent as defined by the applicable listing and regulatory standards. Specifically, the Governance and Nominating Committee has reviewed the independence of each director and determined that nominees Carter, Davern, Dehne, King, Schuele, Sherman, and Tupman qualify as independent directors under these standards. In determining the independence of Mr. Davern—who is the President and Chief Executive Officer of National Instruments Corporation—the Governance and Nominating Committee and the Board reviewed the Company’s transactions with National Instruments and determined that the transactions do not interfere with Mr. Davern’s exercise of independent judgment in carrying out the responsibilities of a director. These transactions included the purchase of certain test equipment and software, along with associated support and maintenance services, for equipment used in the development and testing of our products.

Corporate Governance Guidelines

On an annual basis, the Company reviews its corporate governance practices in light of any changes to applicable law, the rules of the SEC, and the Nasdaq listing standards. Among other matters, the Corporate Governance Guidelines include the following requirements:

●	Two-thirds of the members of the Board must be independent directors as defined in the Corporate Governance Guidelines.

●	If the Chair of the Board is not an independent director, the Board will designate a “lead independent director.”

●	Directors shall retire at the first stockholders’ meeting in which directors will be elected following the director’s 75th birthday.

●	Stock Ownership Guidelines require our Chief Executive Officer, non-employee directors, and officers of the Company to accumulate and maintain, after a phase-in period, an ownership position in the Company’s stock to more closely link their interests with those of other Company stockholders.

●	The Board will have an Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which shall consist solely of independent directors.

●	The independent directors shall meet in executive session either before or after each regularly scheduled Board meeting.

●	In considering stockholder proposals and candidates recommended by stockholders for the Board, the Governance and Nominating Committee will follow the procedures outlined in the Corporate Governance Guidelines.

For additional details, see the Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

Board Leadership Structure

The Board is committed to maintaining an independent Board comprised primarily of independent directors. To enhance the independence of the Board from management, we separate the roles of our Chief Executive Officer (“CEO”), Jason P. Rhode, and Chair of the Board, Alan R. Schuele. We believe that this leadership structure demonstrates our commitment to good corporate governance and benefits our stockholders by enhancing the oversight of management by the Board, balancing power on the Board, and encouraging balanced decision making.

The Board’s Role in Risk Oversight

Although management is responsible for identifying, assessing, and managing the material risks facing the Company, the Board plays an ongoing and active role in the oversight of the Company’s risk management processes, along with the oversight of the most significant strategic and operational risks faced by the Company and management’s efforts to mitigate those risks. The Board is involved in the setting of the Company’s business strategy, which necessarily entails a determination of what constitutes an appropriate level of risk for the Company.

Each of the Committees also considers risk within the Committee’s area of responsibility. Our Audit Committee regularly reviews with management the Company’s major financial and regulatory risk exposures, including cybersecurity-related risks, and the steps management has taken to monitor and control such exposures. Also, in designing our compensation programs and structuring awards, the Compensation Committee considers whether such compensation programs may lead to undue risk taking. Finally, our Governance and Nominating Committee oversees risks relating to corporate governance policies and related governance matters.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all of its directors, officers, and employees (including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions). A copy of the Code of Conduct is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com. The Code of Conduct, as applied to the Company’s senior financial officers, constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and constitutes the Company’s “code of conduct” under the Nasdaq listing standards.

DIRECTOR COMPENSATION ARRANGEMENTS

Non-employee directors receive a combination of cash and equity-based compensation. Directors who are employed by the Company do not receive any additional compensation for their Board service. Non-employee directors may not receive consulting, advisory, or other compensatory fees from the Company in addition to their Board compensation.

The following table sets forth the quarterly cash payments paid to non-employee directors for Board service during the fiscal year ended March 25, 2017:

Director Compensation Retainers
Quarterly Director Retainer	$12,500
Board Chair Quarterly Retainer	$11,250
Audit Chair Quarterly Retainer	$6,250
Audit Committee Member Quarterly Retainer	$2,500
Compensation Committee Chair Quarterly Retainer	$3,750
Compensation Committee Member Quarterly Retainer	$1,875
Governance and Nominating Committee Chair Quarterly Retainer	$2,500
Governance and Nominating Committee Member Quarterly Retainer	$1,250
Lead Independent Director Quarterly Retainer	$2,500

Directors receive cash payments for each retainer category applying to him or her. The Company also reimburses non-employee directors for all reasonable out-of-pocket expenses incurred for attending Board and Committee meetings.

In addition to the cash compensation described above, each non-employee director receives equity-based compensation. Upon re-election to the Board, each non-employee director receives a full value stock award that vests immediately. In fiscal year 2017, the total number of shares subject to this award granted to each non-employee director had a fair market value up to $170,000 as estimated on the date of grant.

Although not applicable for any director in fiscal year 2017, for newly elected non-employee directors, the Company awards an option to purchase shares of common stock of the Company at an exercise price equal to the fair market value of the stock on the date of grant upon becoming a director, with 25% vesting after one year and the remainder vesting ratably each month over the following 36 months. The total number of stock options granted to newly elected non-employee directors has a fair market value of $225,000 as estimated on the date of grant.

On May 19, 2017, the independent directors of the Board approved modifications to director compensation based on a recommendation of the Compensation Committee, which had reviewed the Company’s director compensation compared to applicable market data. In particular, the independent directors of the Board approved modifications (1) to increase the Quarterly Director Retainer from $12,500 to $15,000, (2) to increase the Board Chair Quarterly Retainer from $11,250 to $18,750, (3) to increase the Compensation Committee Chair Quarterly Retainer from $3,750 to $6,250, and (4) to increase the re-election equity award from a fair market value of up to $170,000 to a fair market value of up to $190,000. These modifications become effective as of the 2017 Annual Meeting. For any director who is re-elected after having been appointed to the Board since the previous year’s annual meeting, his or her grant upon re-election will be prorated to reflect the actual duration of service as a director since his or her appointment.

The following table sets forth information regarding the cash and equity-based compensation paid to our non-employee directors for services as members of the Board or any Committee during fiscal year 2017.

Note that throughout this proxy statement, amounts may not compute across individual lines of a table, and such differences are due to rounding to the nearest dollar.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2017

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Total ($) (h)
John Carter (3)	$67,500	$169,968	$237,468
Alex Davern (4)	$85,000	$169,968	$254,968
Tim Dehne (5)	$74,931	$169,968	$244,900
Christine King (6)	$65,206	$169,968	$235,174
Al Schuele (7)	$96,676	$169,968	$266,644
William D. Sherman (8)	$67,294	$169,968	$237,262
David Tupman (9)	$52,569	$169,968	$222,537

(1)	Represents fees earned or paid in cash for services as a director during the fiscal year ended March 25, 2017, including quarterly retainer fees and Committee chair and membership retainer fees.
(2)	On July 26, 2016, upon their re-election as directors at the Company’s 2016 annual meeting of stockholders, directors Carter, Davern, Dehne, King, Schuele, Sherman, and Tupman received a full value stock award that vested immediately upon re-election to the Board having a fair market value of up to $170,000 on the date of grant. Amounts reported in this column represent the aggregate grant date fair value of the stock awards granted in fiscal year 2017, computed in accordance with FASB ASC Topic 718.
(3)	At the end of fiscal year 2017, Mr. Carter had no options outstanding.
(4)	At the end of fiscal year 2017, Mr. Davern had 15,231 options outstanding.
(5)	At the end of fiscal year 2017, Mr. Dehne had no options outstanding.
(6)	At the end of fiscal year 2017, Ms. King had 20,562 options outstanding.
(7)	At the end of fiscal year 2017, Mr. Schuele had 19,447 options outstanding.
(8)	At the end of fiscal year 2017, Mr. Sherman had no options outstanding.
(9)	At the end of fiscal year 2017, Mr. Tupman had 25,346 options outstanding.

PROPOSALS TO BE VOTED ON

Proposal No. 1:

Election of Directors

The Board approved eight nominees for election to the Board this year. Information regarding the business experience of each nominee and the particular experience, qualifications, attributes, or skills that qualify that person to serve as a director of the Company is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected, or until their earlier resignation or removal. There are no family relationships among the Company’s executive officers and directors.

Vote Required

In the election of directors, the eight persons receiving the highest number of “FOR” votes will be elected.

Director Resignation Policy

Any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election of directors shall tender to the Board his or her resignation as a director promptly following the certification of the election results. For purposes of this policy, (i) an “uncontested” election is one in which the Secretary determines that the number of nominees does not exceed the number of directors to be elected as of the date seven days prior to the scheduled mailing date of the proxy statement for such meeting, and (ii) abstentions and broker non-votes will not be considered as either “WITHHOLD” votes or “FOR” votes. The Governance and Nominating Committee will consider any resignation tendered under this policy and recommend to the Board whether to accept or reject it and the Board will act on such resignation, taking into account the Governance and Nominating Committee’s recommendation, within 90 days following the certification of the election results. The Governance and Nominating Committee in making its recommendation, and the Board in making its decision, may consider any information it deems appropriate including without limitation any reasons given by stockholders for their “WITHHOLD” votes, the qualifications of the Director, and his or her contributions to the Board and the Company. The Board will promptly disclose publicly its decision to accept or reject such a resignation and, if rejected, the reasons for doing so.

Information about Nominees

JOHN C. CARTER

Director since 2009

Mr. Carter, age 62, is currently a Principal at TCGen, which is a management consulting and advisory services firm that Mr. Carter founded in 2002 and is located in Menlo Park, California. Between November 2007 and January 2008, Mr. Carter was an Executive in Residence at Vantage Point Venture Partners, a venture capital firm in San Bruno, California, where he assisted in the management of several portfolio companies. Mr. Carter also served as Chief Technical Officer at Klipsch Group, a manufacturer of speakers in Indianapolis, Indiana, between February 2005 and October 2007. Mr. Carter began his career as an engineer at Bose Corporation in 1978, later becoming its Chief Engineer. Mr. Carter holds a B.S. in Engineering from Harvey Mudd College in Claremont, California, and a Master’s in Electrical Engineering from Massachusetts Institute of Technology.

The Governance and Nominating Committee believes that Mr. Carter’s extensive management experience with companies in the consumer audio market and his knowledge of that market, in addition to his background in venture and private equity investment transactions, make him well qualified to be on the Board. Mr. Carter also has relevant prior engineering and technical experiences in the markets we serve.

ALEXANDER M. DAVERN

Director since 2015

Mr. Davern, age 50, is currently the President and Chief Executive Officer of National Instruments Corporation (“NI”), an Austin-based supplier of measurement and automation products used by engineers and scientists in a wide range of industries. He joined NI in February 1994 and, prior to his current role, served in numerous leadership positions, including as NI’s Chief Operating Officer, Executive Vice President, Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer from December 2002 to December 2016. Prior to joining NI, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Commerce and a diploma in professional accounting from University College in Dublin, Ireland.

The Governance and Nominating Committee believes that Mr. Davern is well qualified to be on the Board based on his extensive leadership experience in all aspects of managing a high technology company in Austin, Texas. In addition, Mr. Davern has extensive international finance experience within the technology industry. The Governance and Nominating Committee further believes that his experiences, along with his financial expertise, his familiarity with acquisitions and integrations, and his international tax experience make him well qualified to provide valuable insights to the Board and to serve a role in the oversight of our financial reporting and accounting practices as Chair of the Audit Committee.

TIMOTHY R. DEHNE

Director since 2009

Mr. Dehne, age 51, is currently the Vice President of Engineering for Briggo, Inc., a privately held corporation in Austin, Texas. Prior to this position, he served as the Vice President, Global Marketing, at Luminex Corporation between May 2012 and August 2013, an Austin-based company that develops, manufactures, and markets innovative biological testing technologies with applications throughout the life science and diagnostic industries. Prior to his appointment to Vice President, Global Marketing, Mr. Dehne held the position of Vice President of Systems Research and Development, a position he held between July 2009 and May 2012. He previously worked at National Instruments Corporation, an Austin-based supplier of measurement and automation products used by engineers and scientists in a wide range of industries. Mr. Dehne spent over 21 years at National Instruments Corporation where he held many leadership positions while helping to significantly grow the Company to more than 4,000 employees and over $800 million in annual revenue. At National Instruments Corporation, he held the position of Senior Vice President, Research & Development. Prior to his role as Senior Vice President, Research & Development at National Instruments Corporation, Mr. Dehne served in various executive positions in marketing and engineering. Mr. Dehne holds a B.S. in Electrical Engineering from Rice University and serves on the Board of Directors for Asset Intertech, a privately held company, where he also is Chair of its Compensation Committee.

The Governance and Nominating Committee believes that Mr. Dehne is well qualified to be on the Board based on his extensive leadership experience in all aspects of managing a high technology company in Austin, Texas, and his unique insight into significantly growing revenues at a high technology company while maintaining an innovative corporate culture and a great work environment. His leadership skills, experience in creating and capturing business opportunities, and experience in scaling up a business to enable growth are valuable to the Company and the Board.

CHRISTINE KING

Director since 2013

Ms. King, age 68, was formerly a director and President and Chief Executive Officer of Standard Microsystems Corporation, an analog and mixed signal semiconductor provider for the consumer electronics, automotive, and industrial markets, from October 2008 until August 2012. From September 2001 until March 2008, Ms. King served as President and Chief Executive Officer of AMI Semiconductor, Inc. Prior to that, Ms. King spent over 23 years at International Business Machines Corporation in various management roles, including her last assignment as Vice President of Semiconductor Solutions. Ms. King currently serves on the Board of Directors of IDACORP, Inc., and its principal operating subsidiary Idaho Power Company, and Skyworks Solutions, Inc., a supplier of high performance analog semiconductors. She previously served on the boards of Qlogic Corporation from April 2013 until August 2016; AMI Semiconductor, Inc. from 2003 until its acquisition by ON Semiconductor Corporation in March 2008; ON Semiconductor Corporation from March 2008 until October 2008; Analog Devices, Inc. from June 2003 to March 2008; and Atheros Communications from April 2008 until its acquisition in May 2011.

The Governance and Nominating Committee believes that Ms. King’s senior management and operational experience in a number of high technology and semiconductor companies, prior Board service, and knowledge of the semiconductor industry provide the Board with significant financial, strategic, and operational expertise.

JASON P. RHODE

Director since 2007

Dr. Rhode, age 47, was appointed President and CEO, and a director of the Company in May 2007. Dr. Rhode joined the Company in 1995 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO. Dr. Rhode holds a B.S. in Electrical Engineering from San Diego State University, as well as M.S. and doctorate degrees in Electrical Engineering from North Carolina State University.

The Governance and Nominating Committee believes that Dr. Rhode’s prior experience as a semiconductor designer and his current role as CEO of the Company make him well qualified to be on the Board based on his detailed and unique knowledge of the Company’s operations, opportunities, and challenges. In addition, the Governance and Nominating Committee believes that having Dr. Rhode serve on the Board helps to bridge the gap between the Board and management, to facilitate the regular flow of information between management and the Board, and to ensure that the Board and management act with a common purpose to execute our strategic initiatives and business plans.

ALAN R. SCHUELE

Director since 2011

Mr. Schuele, age 71, has been a general partner since 2000 with Sevin Rosen Funds, a high tech venture capital firm. While at Sevin Rosen Funds, Mr. Schuele led the investments in a number of semiconductor companies, including Cicada Semiconductor (acquired by Vitesse), Zilker Labs and D2Audio Corporation (both acquired by Intersil), and Javelin Semiconductor (acquired by Avago Technologies, Ltd.). Prior to working at Sevin Rosen, he was Chief Executive Officer of Benchmarq Microelectronics and served as President and Chief Operating Officer of Unitrode Corporation after its merger with Benchmarq. Over his nearly 30-year career in the semiconductor industry, he has held various executive and sales management positions in several semiconductor companies including the Company, Crystal Semiconductor, Cypress Semiconductor, and Mostek. Mr. Schuele is currently a director at Vidyo, Inc., which provides a scalable software-based solution for video conferencing. Mr. Schuele was also previously a director at InfoNow Corp., a leading provider of SaaS-based channel management solutions, where he served as a director between 2008 and November 2011.

In addition to Mr. Schuele’s extensive executive management and sales experience at semiconductor companies, he has played key roles in major mergers and acquisitions and has worked extensively in Asian markets.

The Governance and Nominating Committee believes that Mr. Schuele’s experiences, along with his experience in advising entrepreneurs on how to turn their emerging technologies into winning companies, make him well qualified to contribute strategic, operational, and industry expertise to the Board.

WILLIAM D. SHERMAN

Director since 2001

Mr. Sherman, age 74, is a former partner of the law firm of Morrison & Foerster LLP, where he worked between 1987 and December 2013. He specialized in corporate and corporate securities practice. He has extensive experience working with public companies, the SEC, and the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers. Mr. Sherman is also a recognized specialist on corporate governance matters by way of his representation of various public and private companies, and he regularly participates in panel discussions on executive compensation and corporate governance topics. In 1972, Mr. Sherman received a law degree from the University of California – Berkeley, School of Law, and an MBA degree from the Haas School of Business at the University of California – Berkeley.

During his tenure with Morrison & Foerster LLP, Mr. Sherman had extensive experience with corporate, financial, legal, regulatory, and governance issues faced by a public company, and the Governance and Nominating Committee believes that his background and experience make him well qualified to be on the Board.

DAVID J. TUPMAN

Director since 2015

Dr. Tupman, age 54, is currently the CEO of Details Lab Inc., an advisory firm focusing on scaling organizations for high-growth, technology development and new product introduction. From 2001 to 2011, Dr. Tupman rose from manager to Vice President of hardware engineering at Apple, Inc., where he led the hardware engineering and technology teams for multiple mobile devices. Prior to Apple, Dr. Tupman worked at Psion Computers in London, England, from 1995 to 2001 as a hardware-engineering manager, developing a number of personal digital assistant products. From 1988 to 1995, Dr. Tupman was a Principal Design Engineer at Schlumberger in Farnborough, England, where he developed low power, high precision sensors for the gas, fuel and aerospace industries. Dr. Tupman holds a Bachelor’s degree in Electronics Engineering and an honorary doctorate (D.Sc.) from the University of Salford, England. Dr. Tupman is named as an inventor on more than 30 U.S. patents. Dr. Tupman has also served as a director of Pixelworks, Inc., a company that develops video display processing technology, since April 2014.

The Governance and Nominating Committee believes that Dr. Tupman is well qualified to be on the Board based on his extensive engineering and technology experience in the consumer electronics and industrial markets.

The Board recommends a vote “FOR” the election to the Board of each of the foregoing nominees.

Proposal No. 2:

Ratification of Appointment of Independent Registered Public

Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2018. During the fiscal year that ended March 25, 2017, Ernst & Young served as the Company’s independent registered public accounting firm and also provided certain tax services.

The Audit Committee pre-approves and reviews all audit and non-audit services provided by Ernst & Young. In considering the services to be provided by Ernst & Young, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young.

For additional information relating to the Audit Committee, see the section of this proxy statement entitled, “Report of the Audit Committee of the Board,” as well as the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

A representative of Ernst & Young is expected to attend the Annual Meeting and be available to respond to questions and, if he or she desires, to make a statement.

The Board recommends a vote “FOR” Proposal No. 2.

If the appointment is not ratified, the Audit Committee retains the discretion to select other auditors for the following fiscal year or to determine that Ernst & Young will continue to serve as the independent auditor. Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2018, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

Proposal No. 3:

Advisory Vote to Approve Executive Compensation

Section 14A of the Securities Exchange Act of 1934 and related rules of the SEC enable our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our CEO, our Chief Financial Officer (“CFO”), and our three other most highly compensated executive officers (collectively, our “Named Executive Officers”) as disclosed in this proxy statement. This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the compensation of the Named Executive Officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail in the section of this proxy statement entitled, “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain executive officers, while aligning their interests with those of our stockholders. Under this program, our executive officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables of this proxy statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers for fiscal year 2017.

By way of this proposal, commonly known as a “Say-on-Pay” proposal, we are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this proxy statement. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies, and practices described in this proxy statement.

The stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board recommends a vote “FOR” Proposal No. 3.

Proposal No. 4:

Advisory Vote on the Frequency of Future Advisory Votes To Approve Executive Compensation

As described in Say-on-Pay Proposal No. 3, the Securities Exchange Act of 1934 and related rules of the SEC enable our stockholders to provide an advisory vote to approve the compensation of our Named Executive Officers. This Proposal No. 4 enables our stockholders to provide an advisory vote on how often we should include a Say-on-Pay proposal in future proxy materials for annual meetings of stockholders. Under this Proposal No. 4, commonly known as a “Say-on-Frequency” proposal, stockholders may vote to have a Say-on-Pay vote every one year, every two years, every three years, or may abstain.

In 2011, we had a similar Say-on-Frequency proposal, and our stockholders voted for having Say-on-Pay proposals every one year. In response, we implemented annual Say-on-Pay votes and believe that we should continue having such votes every one year to allow our stockholders to frequently express their views on our executive compensation program.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making decisions about the frequency of providing Say-on-Pay proposals in the future.

We expect that our next Say-on-Frequency proposal will occur at our 2023 annual meeting of stockholders.

Stockholders may cast their advisory vote on the frequency of future advisory votes on executive compensation as: every “One Year,” every “Two Years,” every “Three Years,” or “Abstain.”

The Board recommends a vote on Proposal No. 4 to hold Say-on-Pay Votes every “ONE YEAR.”

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table contains information regarding the beneficial ownership of common stock as of May 9, 2017, by:

●	The stockholders we know to beneficially own more than 5% of outstanding common stock;
●	Each director named in this proxy statement;
●	Each executive officer named in the Summary Compensation Table included in this proxy statement; and
●	All of our directors and executive officers as a group.

Common stock is the only class of voting securities issued by the Company. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable. In addition, unless otherwise indicated in the footnotes, the beneficial owner’s address is 800 W. Sixth Street, Austin, Texas 78701.

Beneficial Owner	Shares Beneficially Owned
	Number	Percent (1)
5% or Greater Stockholders:
FMR LLC(2)	7,308,672	11.3466%
Blackrock, Inc.(3)	6,611,974	10.2650%
The Vanguard Group, Inc.(4)	6,554,756	10.1762%
Directors and Named Executive Officers:
Jason P. Rhode, President, Chief Executive Officer and Director(5)	726,109	1.1174%
Gregory Scott Thomas, Vice President, General Counsel and Corporate Secretary(6)	75,345	*
Scott Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division(7)	73,949	*
Jo-Dee M. Benson, Vice President and Chief Culture Officer(8)	67,926	*
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer(9)	51,579	*
Alan R. Schuele, Director(10)	32,556	*
Christine King, Director(11)	26,117	*
John C. Carter, Director(12)	23,044	*
David J. Tupman, Director(13)	17,759	*
Timothy R. Dehne, Director(14)	15,968	*
Alexander M. Davern, Director(15)	13,481	*
William D. Sherman, Director(16)	4,559	*
All current directors and executive officers as a group (17 persons)(17)	1,255,779	1.9212%

* Less	than 1% of the outstanding common stock
(1)

Percentage ownership is based on 64,412,661 shares of common stock issued and outstanding on May 9, 2017. Shares of common stock issuable under stock options that are currently exercisable or will become exercisable within 60 days after May 9, 2017, and shares of common stock subject to restricted stock units (“RSUs”) and performance-based RSUs (“PBRSUs”) that will vest and be issued within 60 days after May 9, 2017, are deemed to be outstanding and beneficially owned by the person holding such options or RSUs or PBRSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed outstanding for the purpose of computing the percentage of any other person. This table does not include options, PBRSUs, or RSUs that vest more than 60 days after May 9, 2017.
(2)	Based on a Schedule 13G filed with the SEC on February 14, 2017, FMR LLC, 245 Summer Street, Boston, MA 02210, is the beneficial owner of 7,308,672 shares, with sole voting power as to 1,323,728 shares, and sole dispositive power as to 7,308,672 shares.
(3)	Based on a Schedule 13G filed with the SEC on January 9, 2017, Blackrock Inc., 55 East 52nd Street, New York, NY 10055, is the beneficial owner of 6,611,974 shares, with sole voting power as to 6,466,687 shares, and sole dispositive power as to 6,611,974 shares.
(4)	Based on a Schedule 13G filed with the SEC on February 10, 2017, The Vanguard Group Inc., 100 Vanguard Blvd., Malvern, PA 19355, is the beneficial owner of 6,554,756 shares, with sole voting power as to 124,621 shares, sole dispositive power as to 6,426,525 shares, shared dispositive power as to 128,231 shares, and shared voting power as to 6,755 shares.
(5)	Includes 569,650 shares issuable upon exercise of options held by Dr. Rhode and 156,459 shares held directly.
(6)	Includes 62,582 shares issuable upon exercise of options held by Mr. Thomas and 12,763 shares held directly.
(7)	Includes 60,017 shares issuable upon exercise of options held by Mr. Anderson and 13,932 shares held directly.
(8)	Includes 47,083 shares issuable upon exercise of options held by Ms. Benson and 20,843 shares held directly.
(9)	Includes 39,089 shares issuable upon exercise of options held by Mr. Case and 12,490 shares held directly.
(10)	Includes 19,447 shares issuable upon exercise of options held by Mr. Schuele and 13,109 shares held directly.
(11)	Includes 17,991 shares issuable upon exercise of options held by Ms. King and 8,126 shares held directly.
(12)	Includes 0 shares issuable upon exercise of options held by Mr. Carter and 23,044 shares held directly.
(13)	Includes 11,088 shares issuable upon exercise of options held by Mr. Tupman and 6,671 shares held directly.
(14)	Includes 0 shares issuable upon exercise of options held by Mr. Dehne and 15,968 shares held directly.
(15)	Includes 4,817 shares issuable upon exercise of options held by Mr. Davern and 8,664 shares held directly.
(16)	Includes 0 shares issuable upon exercise of options held by Mr. Sherman and 4,559 shares held directly.
(17)	Includes options held by all executive officers and directors to purchase an aggregate of 951,886 shares of common stock that are exercisable within 60 days of May 9, 2017.

EXECUTIVE OFFICERS

Scott A. Anderson – Senior Vice President and General Manager, Mixed-Signal Audio Division

Mr. Anderson, age 63, was appointed Senior Vice President and General Manager, Mixed-Signal Audio Division, in October 2007. Prior to joining the Company, Mr. Anderson served as the President and Chief Operating Officer of Freescale Semiconductor between March 2004 and February 2005, and as President and Chief Executive Officer of Motorola Semiconductor Products Sector between February 2003 and December 2003.

Jo-Dee M. Benson – Vice President, Chief Culture Officer

Ms. Benson, age 57, was appointed Vice President, Chief Culture Officer, as of July 2011. She joined the Company in July 1995 and served in various marketing communications management roles. Prior to being appointed to her current position, Ms. Benson served as Vice President, Corporate Communications and Human Resources between July 2005 and July 2011, and as Vice President, Corporate Marketing Communications between January 2001 and July 2005.

Andrew Brannan – Vice President Worldwide Sales

Mr. Brannan, age 50, joined Cirrus Logic as part of the Wolfson Microelectronics plc (“Wolfson”) acquisition in August 2014. Mr. Brannan had worked at Wolfson since 2009, where he was Chief Commercial Officer. Immediately before joining Wolfson, Mr. Brannan served as a board member and Executive Vice President of Sales and Customer Operations at Symbian Software Limited.

Randy Carlson – Vice President of Supply Chain

Mr. Carlson, age 51, was appointed Vice President of Supply Chain in February 2010. Mr. Carlson previously worked as Director of Supply Chain between May 2008 and February 2010.

Thurman K. Case – Vice President, Chief Financial Officer and Principal Accounting Officer

Mr. Case, age 60, was appointed CFO in February 2007. He joined the Company in October 2000 and was appointed Vice President, Treasurer, Financial Planning & Analysis, in September 2004. Prior to being appointed to his current position, Mr. Case served as Vice President, Finance between June 2002 and September 2004, and as Director of Finance between October 2000 and June 2002. Mr. Case currently serves as a Director and Audit Committee member of Helen of Troy (Nasdaq: HELE), a consumer products company based in El Paso, Texas.

Brad Fluke – Vice President and General Manager, MEMS Division

Mr. Fluke, age 55, was appointed Vice President and General Manager, MEMS Division in May, 2015. He joined the company in 2013, originally serving as Vice President of Strategy. Previously, from 2008 to 2013, Mr. Fluke served as the President, Chief Executive Officer, and the Chair of the Board at Javelin Semiconductor, Inc.

Allan Hughes – Vice President Cirrus Logic International

Mr. Hughes, age 56, joined Cirrus Logic as part of the Wolfson acquisition in August 2014. Mr. Hughes joined Wolfson in March 2009 as Vice President Marketing and Applications. In 2013, he assumed the role of Chief Operating Officer.

Jason P. Rhode – President and Chief Executive Officer, and Director Nominee

Dr. Rhode, age 47, was appointed President and CEO of the Company in May 2007. Dr. Rhode joined the Company in 1995 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO.

Rashpal Sahota – Vice President and Audio General Manager, Cirrus Logic International

Mr. Sahota, age 57, joined Cirrus Logic as part of the Wolfson acquisition in August 2014. Mr. Sahota had worked at Wolfson since 2008, where he acted as Vice President, General Manager, Audio.

Gregory Scott Thomas – Vice President, General Counsel and Corporate Secretary

Mr. Thomas, age 51, was appointed Vice President, General Counsel and Corporate Secretary in December 2003. He joined the Company in December 2000 as Vice President and Associate General Counsel, Intellectual Property.

COMPENSATION DISCUSSION AND ANALYSIS

I.	Purpose and Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to explain the Compensation Committee’s philosophy for determining the compensation program for our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”) for fiscal year 2017 and to discuss why and how the fiscal year 2017 compensation decisions for these executives were reached. As used in this Compensation Discussion and Analysis, all references to the 2017 fiscal year are applicable to the time period that began on March 27, 2016, and ended on March 25, 2017. Following this discussion are tables that include compensation information for the Named Executive Officers. This analysis contains descriptions of various employee compensation and benefit plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans that are filed as exhibits to the Company’s Annual Report on Form 10-K for fiscal year 2017.

The Named Executive Officers for fiscal year 2017 were as follows:

●	Jason P. Rhode, President and CEO;

●	Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer;

●	Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division;

●	Jo-Dee M. Benson, Vice President and Chief Culture Officer; and

●	Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary.

The Compensation Committee reviews and approves base salaries and other matters relating to executive compensation and administers the Company’s stock incentive plans, including reviewing and granting stock incentive awards to our executive officers and other employees and reviewing and approving policies and procedures for granting awards under these plans.

II.	Executive Summary

Listed below are significant actions taken by our Compensation Committee and financial highlights for fiscal year 2017. Additional details are described in the analysis and discussion that follows.

Financial Highlights

●	Record Revenue. We reported record revenue of $1.5 billion, up 32% from the prior year, and experienced our third consecutive year of more than 25% revenue growth;

●	Operating Margin. We achieved a GAAP operating margin of 21%, up from 15% the prior year;

●	Stock Performance. During fiscal year 2017, our stock price increased by 74%;

●	Share Gains. Our revenue was again driven by new product introductions and content expansion;

●	Flagship Features. We continued to make progress driving key flagship features into mid-tier devices; and

●	End-to-End Solutions. Our ability to provide best in class components that span the complete audio signal chain continued to place us at a competitive advantage.

Compensation Highlights

●	Compensation Adjustments. We increased the base salaries for our executive officers in view of market data and typical market adjustments, and to reflect Company and individual performance; and

●	Equity Grants. We approved restricted stock unit (“RSU”), Performance-Based Restricted Stock Unit (“PBRSU”), and stock option grant awards to executive officers under Cirrus Logic Inc.’s 2006 Stock Incentive Plan.

We are committed to paying executive officers based on Company and individual performance. A significant portion of each executive officer’s compensation is based on the achievement of short- and long-term profitable growth of the Company.

The Compensation Committee believes that the compensation paid to our executive officers as reflected in this proxy statement is fully supported by the Company’s performance over the relevant time periods. As noted in the highlights above, the Company has exceeded 25 percent revenue growth for three consecutive years. Additionally, for the one-year period and the three-year period preceding the August 2016 data-gathering efforts in support of the Company’s annual review of executive compensation, our revenue growth placed us at the 68th and 50th percentile, respectively, of the Proxy Group (as defined below in the section of the proxy statement entitled, “The Information We Use for Comparisons”).

III.	Advisory Vote on Executive Compensation and Last Year’s Result

We conducted our annual stockholder advisory vote on named executive officer compensation at our 2016 annual meeting of stockholders. While this vote was not binding on the Company, it gives our stockholders an opportunity to vote on the compensation of our Named Executive Officers on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statements. The Board and the Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our Named Executive Officers as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the Company’s 2016 annual meeting of stockholders, more than 98% of the votes cast on our executive compensation proposal were voted in favor of our Named Executive Officers’ compensation as disclosed in the proxy statement, and as a result, our Named Executive Officers’ compensation was approved. The Compensation Committee reviewed the final vote results and determined that, given the significant level of support, no specific changes to our executive compensation philosophy or general policies and decisions were necessary to address any stockholder concerns.

We provide our stockholders with the opportunity to cast an advisory vote on named executive officer compensation each year and have recommended that we continue to hold such an advisory vote on an annual basis. For more information, see “Proposal No. 3 – Advisory Vote to Approve Executive Compensation” and “Proposal No. 4 – Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation” within this proxy statement.

IV.	Our General Philosophy and Overall Compensation Framework

We provide our executive officers with compensation opportunities that are based on their personal performance, the financial performance of the Company, and their contribution to that performance, through a mix of base salary, annual cash incentive awards, and equity compensation including RSUs, PBRSUs, and stock options. These opportunities are designed to attract and retain highly skilled individuals and to align management’s incentives with the long-term interests of our stockholders.

We believe that the amounts payable under the compensation program for our executive officers should reflect the Company’s performance and the value created for our stockholders. In addition, the compensation program should balance the short- and long-term strategic goals and objectives of the Company and reward individual contribution to the Company’s success. We are engaged in a very competitive industry, and the Company’s success depends on its ability to attract and retain qualified executives through the competitive compensation packages we offer.

A.	How We Set Target Total Direct Compensation

The Compensation Committee annually reviews and establishes each executive officer’s target total direct compensation package. The Compensation Committee considers a broad range of facts and circumstances in setting executive compensation, including Company performance, individual performance, external pay practices of peer companies, the strategic importance of the executive officer’s position, history of pay adjustments, as well as internal pay equity and the executive officer’s time in the position. The weight given to each of these factors by the Compensation Committee may differ from year to year, and among the individual executive officers.

The Company’s executive compensation program is heavily weighted toward performance-based compensation that rewards achievement of short- and long-term corporate goals and objectives. In setting target total direct compensation for our executive officers, the Compensation Committee seeks to strike a balance between providing compensation that is competitive with the compensation paid to executives of peer companies, while ensuring that a significant percentage of compensation is coupled to the Company’s performance, individual performance, and stock price appreciation. Please see the section of this proxy statement entitled, “The Elements Making Up Compensation and Our Target Compensation Levels” for additional information regarding the target total direct compensation for our Named Executive Officers.

B.	Our Use of a Compensation Consultant

To support the Compensation Committee in fulfilling its duties, the Compensation Committee directly retained an external compensation consultant to assist with its design and evaluation of compensation for our CEO, executive officers, and directors. Pursuant to its charter, the Compensation Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention.

During fiscal year 2017, the Compensation Committee retained Compensia, Inc. (“Compensia”) to provide executive and director compensation consulting services. At the direction of the Compensation Committee, Compensia performed a comprehensive review of our CEO’s and other executive officers’ compensation. In addition to a complete review of executive compensation, Compensia reviewed, developed, and proposed a compensation peer group to use for purposes of analyzing executive and director compensation. The Compensation Committee considered this information in setting executive compensation.

As required by the Nasdaq listing standards, the Compensation Committee performed an independence assessment of Compensia. The Compensation Committee determined that Compensia should be considered independent based on the following factors:

●	Compensia provided no services to the Company other than its work for the Compensation Committee;

●	The fees paid to Compensia by the Company were less than 1% of Compensia’s revenues for the year;

●	Compensia has developed and provided to the Company a Conflict of Interest Policy;

●	The advisers from Compensia have no business or personal relationship with any members of the Company’s Compensation Committee or the Company’s executive officers; and

●	Compensia has confirmed that none of the advisers from Compensia own any shares of our common stock.

Accordingly, the Compensation Committee determined that the services provided by Compensia to the Compensation Committee for fiscal year 2017 did not give rise to any conflicts of interest.

C.	The Information We Use for Comparisons

To aid the Compensation Committee’s annual executive compensation review, Compensia prepared and presented a compensation assessment of the Company’s executive compensation program. Compensia’s assessment was based on (a) publicly available data gathered from a group of specific companies that are considered comparable to the Company (the “Proxy Group”) and (b) market data obtained from the Radford Global Technology Survey specific to companies in such Proxy Group (the “Survey Data”).

The Proxy Group generally consists of public companies listed on U.S. stock exchanges in the semiconductor industry that are similar in size (approximately $400 million – $2.6 billion in revenue and approximately $600 million – $11.1 billion in market capitalization) and share common characteristics with the Company, including location and similarity of business model and product lines. In determining the Proxy Group, the Compensation Committee also considered whether a proposed peer was historically in the Company’s peer group to maintain some consistency in the executive compensation analysis on a year-over-year basis. Finally, the Compensation Committee also considered the likelihood that the Company might compete for executive talent with companies selected for the Proxy Group.

In March 2016, based on these criteria, and with the direction of the Compensation Committee on companies to consider for inclusion in the Proxy Group, Compensia reviewed the then-existing Proxy Group and made recommendations regarding potential additions and removals.

Specifically, it was recommended that the following two companies be added: Cavium, Inc. and Maxim Integrated Products, Inc.

It was recommended that the following three companies be removed: Atmel, OmniVision Technologies Inc., and PMC-Sierra, Inc. (each due to acquisition or then-pending acquisition).

After review, the Compensation Committee approved such recommendations, and the following group of 13 companies therefore was approved for the Proxy Group: (1) Cavium, Inc.; (2) Cypress Semiconductor; (3) Fairchild Semiconductor; (4) Integrated Device Technology, Inc.; (5) Intersil Corp.; (6) InvenSense Inc.; (7) Knowles Corporation; (8) Maxim Integrated Products, Inc.; (9) Microsemi Corp.; (10) Qorvo, Inc.; (11) Semtech Corp.; (12) Silicon Laboratories, Inc.; and (13) Synaptics Incorporated.

Compensia developed market composite data for each Cirrus Logic executive officer reflecting a blend of the Survey Data and the data derived from the Proxy Group (“Market Composite Data”). If Proxy Group data was not available for an executive officer, Compensia’s analysis and subsequent compensation recommendations were based on the Survey Data. For example, Proxy Group data was not available for Ms. Benson, so Survey Data was used.

D.	The Role of Our Executive Officers in Establishing Compensation

Our Human Resources and Legal departments support the Compensation Committee’s work related to our compensation programs. This support consists of assistance with providing Survey Data, proposals of potential ranges of various components of compensation for our executive officers, and information regarding the Company’s Stock Plan. Regular meetings of the Compensation Committee are generally attended by our CEO, CFO, Chief Culture Officer, and our General Counsel. Because the Company’s executive officers report directly to the CEO, the Compensation Committee requests input and recommendations from the CEO regarding executive compensation (other than his own). The Compensation Committee considers and sets the compensation of our CEO when no members of management are present. In addition, members of management are not present while their specific compensation is being discussed and determined.

E.	The Elements Making Up Compensation and Our Target Compensation Levels

Each executive officer’s compensation package comprises the following elements: (i) base salary that reflects individual performance, (ii) annual cash incentive awards tied to the Company’s achievement of specific performance objectives, (iii) long-term incentives in the form of equity awards (RSUs and options) designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders, (iv) additional long-term equity incentives explicitly tied to certain Company performance-based criteria (PBRSUs), (v) other benefits that are generally available to the Company’s employees, including a 401(k) (or other retirement plan) and medical, vision, and dental plans, and (vi) post-employment compensation (see sections of this proxy statement entitled, “Our Post-Employment Compensation” and “Potential Payments upon Termination or Change of Control”).

In general, we have attempted to establish a strong relationship between total cash compensation, the Company’s performance, and individual executive performance by typically setting base salaries with reference to the 50th percentile range of the Market Composite Data and by providing additional incentive opportunities that typically place the target total cash compensation opportunity (base salary plus target annual cash incentive compensation) also within the 50th percentile range, with the potential to earn above the 50th percentile level for higher levels of performance. We also aim to maintain internal pay equity and set the target bonus percentage (discussed in more detail below) for each executive officer other than our CEO at the same level.

We provide additional long-term incentives in the form of equity awards so that an executive officer’s target total direct compensation opportunity is analyzed with a view toward setting target total direct compensation with reference to the 50th percentile level. All of these percentiles are intended only as guidelines for evaluating and establishing each executive officer’s compensation and are not applied on a rigid or formulaic basis. Sometimes, depending on the totality of the circumstances for particular executive officers, and as determined by the Compensation Committee based on its discretion, compensation levels may fall within different percentile ranges as compared to market data. Other factors such as an executive officer’s additional responsibilities, prior work experience, and the number of years of experience with the Company may lead to certain executive officers, particularly our Named Executive Officers, with target total direct compensation above the 50th percentile.

V.	Executive Compensation Review for Fiscal Year 2017

The Compensation Committee reviewed our executive officers’ compensation at regularly scheduled Compensation Committee meetings in August and September. At that time, the Compensation Committee also reviewed the Company’s performance as compared to the Proxy Group. As part of the review, the Compensation Committee considered any changes to an executive officer’s base salary or target amounts for his or her annual cash incentive awards. The Compensation Committee further considered any annual equity awards for our executive officers. Ultimately, any decision to adjust compensation was made in the discretion of the Compensation Committee in view of the numerous factors and circumstances discussed in this proxy statement.

The timing of the annual executive compensation review and any proposed equity awards is aligned with the Company’s annual grant of equity awards to our key employees, which occurs in November. See the section of this proxy statement entitled, “Administrative and Timing Aspects of Our Equity Awards.”

A.	Base Salary Determinations

The base salary for each executive officer is designed to be commensurate with the salary levels for comparable positions within the Market Composite Data, to reflect each individual’s personal performance during the year, to take into consideration the individual’s responsibilities within the Company, and to be consistent with our internal salary alignment. The relative weight given to each factor may vary as determined by the Compensation Committee. In setting base salaries, the Compensation Committee reviews the Market Composite Data, the recommendations of our CEO for base salaries other than his own, and each executive officer’s individual performance for the year, as well as factors discussed above in the section entitled, “How We Set Target Total Direct Compensation.” The Company’s profitability and operational performance and the history of past salary adjustments may also be factors in determining the base salaries of our executive officers. The Compensation Committee looks collectively at all of these factors when making its decisions.

In September 2016, the Compensation Committee made the following adjustments to the base salaries of our Named Executive Officers:

●	Raised our CEO’s annual base salary 8.7% from $690,000 to $750,000;

●	Raised our CFO’s annual base salary 7.7% from $338,000 to $364,000;

●	Raised Mr. Anderson’s annual base salary 3.0% from $330,000 to $340,000;

●	Raised Ms. Benson’s annual base salary 3.0% from $330,000 to $340,000; and

●	Raised Mr. Thomas’s annual base salary 2.9% from $340,000 to $350,000.

The Compensation Committee increased our CEO’s base salary in recognition of the Company’s strong performance over the prior 12 months as well as individual performance. His base salary is approximately 116% of the 50th percentile value in the applicable Market Composite Data.

Increases of approximately 3% were applied to other executive officers, including three of our Named Executive Officers as shown above, based on similar considerations and typical annual market adjustments. For other executive officers whose salary fell below the 50th percentile, including our CFO, increases ranged from 5–10% to bring their base salaries closer to, while still below, the 50th percentile level of the applicable Market Composite Data.

For each adjustment to our executive officers’ base salary, the Compensation Committee also factored into its analysis the history of past salary adjustments and the objective of setting target total cash compensation (including base salary and target incentive plan payments discussed below) with reference to the 50th percentile of applicable Market Composite Data. Additionally, growth in revenue over the past several years has led to corresponding changes in the Proxy Group, which affects the Market Composite Data considered by the Compensation Committee in making its decisions.

B.	Annual Cash Incentive Awards: Our Incentive Plan

In fiscal year 2017, our executive officers, including our Named Executive Officers participated in our 2007 Management and Key Individual Contributor Incentive Plan (“Incentive Plan”) tied to fiscal year 2017 financial performance. The Incentive Plan is designed to provide employees who are in management or leadership positions in the Company, or who are key individual contributors whose efforts potentially have a material impact on the Company’s performance, with incentives to improve the Company’s performance through the achievement of financial goals. Pursuant to the Incentive Plan, participants are eligible to earn semi-annual cash bonus payments.

As defined and described in more detail below, a given semi-annual cash bonus is equal to an individual’s target semi-annual bonus multiplied by a semi-annual Incentive Plan Pay-Out Percentage. The Incentive Plan Pay-Out Percentage is based on the Company’s performance: its operating profit margin as calculated under the Incentive Plan and revenue growth for the given semi-annual performance period. The individual’s target semi-annual bonus is, in turn, based on the individual’s annual base salary multiplied by his or her target bonus percentage.

For fiscal year 2017, our CEO’s target bonus percentage for each semi-annual performance period was maintained at 65% of his annual base salary, and the target bonus percentage for each semi-annual performance period for all other executive officers, including our remaining Named Executive Officers, was maintained at 32.5% of their annual base salary.

The target total cash compensation—base salary plus target cash incentives—for fiscal year 2017 was therefore:

●	For our CEO, $1,725,000;

●	For our CFO, $600,600;

●	For Mr. Anderson, $561,000;

●	For Ms. Benson, $561,000; and

●	For Mr. Thomas, $577,500.

Our CEO’s target total cash compensation is approximately 109% of the 50th percentile value in the applicable Market Composite Data. Our other executive officers, including the other Named Executive Officers, fall within a range of approximately 84–110% of the 50th percentile level. As noted above, each executive officer’s target bonus percentage was maintained at the same level from last year.

Payments under the Incentive Plan are determined based on, in addition to an individual’s target bonus percentage, the achievement of certain internal company performance target levels for operating profit margin and revenue growth, which are set by the Compensation Committee prior to the commencement of each semi-annual performance period. For purposes of the Incentive Plan, “Operating Profit Margin” is defined as the Company’s consolidated GAAP operating income excluding (a) Incentive Plan and other bonus accruals and (b) any non-recurring items such as gains on sales of assets not otherwise included in revenue, losses on sales of assets, restructuring charges, merger-related costs including amortization or impairments of acquisition-related intangible assets, deferred tax adjustments, stock compensation expense, asset write-offs, write-downs, and impairment charges, and such other items as the Compensation Committee may determine in its sole discretion (part (b) collectively termed as “Excluded Items”).

These performance measures are designed to balance short- and long-term financial and strategic objectives for building stockholder value and are further based on a review of the operating results of other peer companies and competitors, including the performance of the Proxy Group. The Compensation Committee sets the target levels for these performance measures so that participants will earn their target bonuses if the Company’s Operating Profit Margin and revenue growth goals are achieved during the measurement period. As designed, the Operating Profit Margin and revenue growth goals were intended by the Compensation Committee to be based on the Company’s long-term strategic plan, not the Company’s annual operating plan, and to further reflect the Committee’s belief that the achievement of both of these levels of performance would reflect performance generally exceeding that of other peer companies. The Incentive Plan further provides that no payments may be made unless a specified Operating Profit Margin threshold level is met. As opposed to the target levels for the Incentive Plan, typically the Compensation Committee has set the threshold levels for payments based in part on a review of the Company’s annual operating plan along with current economic and market conditions.

In determining the amount of a bonus payment for an individual participant, the Incentive Plan provides that the Compensation Committee will establish a formula for each measurement period in advance of the period commencing for determining the pay-out percentage (the “Incentive Plan Pay-Out Percentage”) based on the actual performance of the Company relative to the target levels for each of the performance measures. The Incentive Plan further provides that payments may exceed the target payouts when the Company’s financial performance exceeds the achievement of those performance target levels. Payments under the Incentive Plan may not exceed 250% of a participant’s target bonus for any applicable performance period and are further subject to a cap of 12% of the Company’s non-GAAP operating profit on total payments under the Company’s variable compensation plans. The Compensation Committee instituted a payment cap because it determined that the proposed targets and thresholds under the Incentive Plan created a risk that a large percentage of the Company’s operating profit for a period could be paid out as bonuses. The Compensation Committee set the cap at 12% based on its desire to provide a reasonable payout for achieving the Company’s performance target levels while maintaining a reasonable cap on payments under all of the Company’s variable compensation plans.

If a participant’s employment with the Company is terminated by reason of death or disability (as disability is defined within the Incentive Plan) during a semi-annual performance period, then that participant will still receive the same payment under the Incentive Plan that he or she would have received if he or she were still employed on the last day of the semi-annual performance period, but such amount will be prorated based on the number of calendar days that the participant was employed with the Company during such performance period. Payment under the Incentive Plan would no longer be received if a participant’s employment was terminated for some other reason during a semi-annual performance period.

If, in the event of a change of control of the Company, the Incentive Plan is not assumed or replaced with a comparable plan by the Company’s successor, each participant under the Incentive Plan will receive a pro rata cash payment of his or her target bonus, based upon the number of calendar days completed in the current semi-annual performance period prior to the occurrence of the change of control. For more information, please see the section of this proxy statement entitled, “Potential Payments Upon Termination or Change of Control.”

For the first and second semi-annual performance periods in fiscal year 2017, the performance target levels for the two performance measures were set such that a participant would receive 100% of his or her target bonus if the Company achieved an operating profit margin, calculated as set forth in the Incentive Plan (the “Operating Profit Margin”) of 20% and annual revenue growth of 15% during the semi-annual performance period.

Specifically, the formula for determining the Incentive Plan Pay-Out Percentage for each semi-annual performance period was set by the Compensation Committee and depends on (1) an operating profit payout percentage and (2) a revenue growth multiplier as follows:

(1)	The operating profit payout percentage was determined based on the Company’s Operating Profit Margin for the semi-annual performance period. If the Company failed to achieve a threshold Operating Profit Margin of 10%, then no bonus payments would be made for the performance period.

(2)	At the threshold Operating Profit Margin of 10%, the operating profit payout percentage would be 25%. At the target Operating Profit Margin of 20%, the operating profit payout percentage would be 100%. For Operating Profit Margin performance between the threshold level of 10% and the target level of 20%, the operating profit percentage payout would be determined by using straight-line interpolation between the threshold and target levels. For example, if the Company achieved an Operating Profit Margin of 16%, the operating profit payout percentage would be calculated as 70% (25% + (3/5 x 75%)).

(3)	For performance above the target Operating Profit Margin of 20%, the operating profit payout percentage would increase linearly by 10% for each percentage point of Operating Profit Margin in excess of 20%. For example, if the Company achieved an Operating Profit Margin of 25%, the operating profit payout percentage would be calculated as 150% (100% + (5 x 10%)). In graphical form, the operating profit payout percentage therefore can be summarized as follows:

(4)	Once the operating profit payout percentage is determined, the Incentive Plan Pay-Out Percentage is calculated by multiplying the operating profit payout percentage by a revenue growth multiplier.

(5)	For fiscal year 2017, the revenue growth multiplier was set at 50% for revenue growth below 5% and 100% for target revenue growth of 15%. For revenue growth performance between 5% and 15%, the revenue growth multiplier would be determined using straight-line interpolation between these points. For example, if the Company achieved 10% revenue growth during the period, the revenue growth multiplier would be calculated as 75% (50% + (5/10 x 50%)).

(6)	For performance levels above the target revenue growth of 15%, the revenue growth multiplier would increase linearly by 5% for each percentage point of revenue growth in excess of 15%. For example, if the Company achieved annual revenue growth of 20% in the relevant period, the revenue growth multiplier would be calculated as 125% (100% + (5% x 5)). In graphical form, the revenue growth multiplier therefore can be summarized as follows:

Using the guidelines above, one can determine the Company’s Incentive Plan Pay-Out Percentage for a given semi-annual performance period:

Incentive Plan Pay-Out Percentage = Operating Profit Payout Percentage × Revenue Growth Multiplier

The Incentive Plan Pay-Out Percentage may not exceed 250% for any applicable performance period. Multiplying the Incentive Plan Pay-Out Percentage by a particular individual’s target bonus percentage and his/her annual base salary amount yields the specific amount of the cash bonus payment for a given semi-annual performance period:

Semi-Annual Cash Bonus = Incentive Plan Pay-Out Percentage × Target Bonus Percentage × Annual Base Salary

Since an individual’s target bonus for a semi-annual period is his or her target bonus percentage multiplied by his or her annual base salary, the equation above is equivalent to:

Semi-Annual Cash Bonus = Incentive Plan Pay-Out Percentage × Semi-Annual Target Bonus

Again, payments under the Incentive Plan for a given semi-annual performance period are subject to a cap of 12% of the Company’s non-GAAP operating profit on total payments under the Company’s variable compensation plans.

As a result of the Company’s performance in the first half of fiscal year 2017, the Incentive Plan Pay-Out Percentage was 162%; our executive officers subject to the Incentive Plan therefore earned payments of 162% of each individual’s semi-annual target bonus for the first semi-annual performance period. The Incentive Plan Pay-Out Percentage for the first half of fiscal year 2017 for these individuals was calculated based on an Operating Profit Margin of 25% (which corresponded to a GAAP operating profit margin of 18%) and revenue growth of 17%. For more details, see the section of this proxy statement entitled, “Annex,” which includes a reconciliation of the Company’s GAAP operating profit margin to the Operating Profit Margin used in the Incentive Plan calculations.

As a result of the Company’s performance in the second half of fiscal year 2017, the Incentive Plan Pay-Out Percentage was 250%; our executive officers subject to the Incentive Plan therefore earned payments of 250% of each individual’s semi-annual target bonus for the second semi-annual performance period. The Incentive Plan Pay-Out Percentage for the second half of fiscal year 2017 for these individuals was calculated based on an Operating Profit Margin of 30% (which corresponded to a GAAP operating profit margin of 22%) and revenue growth of 47%. For more details, see the section of this proxy statement entitled, “Annex,” which includes a reconciliation of the Company’s GAAP operating profit margin to the Operating Profit Margin used in the Incentive Plan calculations.

The particularly strong financial results for fiscal year 2017 resulted in the cash incentives actually awarded for fiscal year 2017 being higher than the target bonus values. The following chart summarizes awards under our Incentive Plan for fiscal year 2017:

	Base Salary	Target Bonus Percentage	Semi- Annual Target Bonus	First Half FY17 Incentive Plan Pay-Out Percentage	First Half FY17 Incentive Plan Payment	Second Half FY17 Incentive Plan Pay-Out Percentage	Second Half FY17 Incentive Plan Payment	FY17 Incentive Plan Compensation
Jason P. Rhode	$750,000	65.0%	$487,500	162%	$790,521	250%	$1,218,750	$2,009,271
Thurman K. Case	$364,000	32.5%	$118,300	162%	$191,833	250%	$295,750	$487,583
Scott A. Anderson	$340,000	32.5%	$110,500	162%	$179,185	250%	$276,250	$455,435
Jo-Dee M. Benson	$340,000	32.5%	$110,500	162%	$179,185	250%	$276,250	$455,435
Gregory S. Thomas	$350,000	32.5%	$113,750	162%	$184,455	250%	$284,375	$468,830

Due also to these strong financial results, the base salary plus cash incentives actually awarded for fiscal year 2017 fall above the 75th percentile range of the Market Composite Data concerning target total cash compensation.

For the first semi-annual performance period of fiscal year 2018, the Committee has approved revisions to the Company’s Incentive Plan performance targets. These changes are intended to reflect the Company’s accomplishments and revenue growth over the past few years, along with corresponding changes to our peer group and the associated level of performance of that updated peer group. The Company’s recent growth has provided beneficial leverage to our business model, and going forward, we have adjusted our long-term target operating profit model to be in the mid-20 percent range. Similarly, based on a review of the operating results of other peer companies and competitors, including our Proxy Group, the Committee determined that the adjusted Operating Profit Margin target should be increased to reflect outstanding performance relative to such peers in terms of balancing revenue growth with operating profit. Based on its analysis, the Committee approved an increase in the target level of performance for Operating Profit Margin, as calculated as set forth in the Incentive Plan, to 27%, and the following Operating Profit payout percentages:

In addition, the Committee reviewed the historical revenue growth of the Company’s peers and its Proxy Group. Based on its analysis, which also factored in overall semiconductor industry growth forecasts, the Committee determined that the revenue growth multiplier should be set at 100% for revenue growth below 10% and increase thereafter if revenue growth during the performance period exceeds 10%. Accordingly, the Committee adjusted the Revenue Growth Multiplier as follows:

The Committee continues to believe that these performance measures provide an appropriate balance of short- and long-term financial and strategic objectives for building stockholder value. The Committee believes the combination of the performance measures properly rewards the Company’s executives when the Company’s performance meets these levels of performance and provides upside opportunity for participants to be paid in excess of their target payouts, and potentially at the maximum payout level, when the Company’s performance is at the top of its peer group relative to both performance metrics.

C.	Long-Term Incentive Awards: Equity Grants

We provide long-term incentive opportunities in the form of equity awards to motivate and reward our executive officers for their contributions to achieving our business objectives by tying incentives to the performance of our common stock over the long term. Our equity awards include RSUs, PBRSUs, and stock options, and the Compensation Committee reviews and determines possible relative value weights that can be assigned to each component to achieve a suitable, overall compensation package for our Named Executive Officers.

The use of equity further reinforces the link between the interests of our executive officers and our stockholders. Generally, equity awards are made annually by the Compensation Committee to each of our executive officers under our Stock Plan.

1.	Use of Stock Options and RSUs

Options are designed to align the interests of our executive officers and employees with those of our stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each option award enables the recipient to purchase shares of our common stock at a fixed price per share (the market price of our common stock on the grant date) over a specified period of time (up to 10 years). Each option typically becomes exercisable in a series of installments over a specified period—over four years, with one-year cliff vesting for 25% of the options on the first anniversary of the grant date and 1/36 of the remaining options vesting on a monthly basis over the following three years—contingent upon the recipient’s continued employment with the Company. Accordingly, the options provide a potential return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of common stock appreciates over the option term.

The use of time-vested RSUs balances the benefits of stock options with the executive retention and stockholder dilution benefits that RSUs provide. In particular, the Compensation Committee believes that the use of time-vested RSUs with a three-year cliff vesting requirement helps further our retention objectives by encouraging our executive officers to remain with the Company and fully execute our long-term strategies, which generally take a number of years to be fully implemented and reflected in our financial performance. Because RSUs are typically granted at a lower number of shares than an equivalent option grant, the dilutive impact of our long-term incentive awards as a whole is reduced by using RSUs.

2.	Performance-Based Restricted Stock Unit Program

The Compensation Committee believes that the use of PBRSUs further promotes the achievement of our long-term strategic and operational objectives by strengthening the link of our Named Executive Officers’ compensation to stockholder value creation.

PBRSU awards for fiscal year 2017 consisted of RSUs subject to a three-year performance period. The number of shares earned, relative to a target number of shares, will be based on the Company’s total shareholder return (“TSR”) measured relative to the TSR of the component companies of the Philadelphia Semiconductor Index (“Index”). Thus, the measurement entails determining our ranking among the companies that make up the components of the Index. The TSR determines a payout percentage ranging between 0–200%, which is then multiplied by the target number of PBRSUs.

To determine the payout percentage, the Company’s TSR for the performance period is compared against that of the companies in the Index to yield a Percentile Measurement (for example, if our Company would rank in the 75th percentile of the performance of companies in the Index during the performance period, our Percentile Measurement would be 75%). The payout percentage is a function of the Percentile Measurement as follows:

●	If our Percentile Measurement is less than 25%, the payout percentage is zero;

●	Threshold performance: if our Percentile Measurement is 25%, the payout percentage is 25%;

●	Target performance: if our Percentile Measurement is 50%, the payout percentage is 100%;

●	Maximum performance: if our Percentile Measurement is 75% or higher, the payout percentage is 200%;

●	A straight line connects the threshold, target, and maximum performance points; and

●	If the Company’s TSR is negative during the performance period, the maximum payout percentage is 100%.

In graphical form, the PBRSU payout percentage can be summarized as follows:

3.	Equity Awards and Comparisons to Market Composite Data

As discussed above, the Compensation Committee’s long-term incentive compensation philosophy is typically to grant awards to our executive officers that place target total direct compensation approximately at the 50th percentile of the competitive market, subject to other considerations. For example, the Compensation Committee also takes into account past increases or decreases in overall compensation and the number, and current unrealized value, of outstanding options and unvested RSUs and PBRSUs held by each executive officer to maintain an appropriate level of equity-based incentive for that individual. The Compensation Committee further considers the Company’s overall performance, current equity burn rate, and dilution in setting the amount of equity available for grant to our executive officers. The size of the equity award to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock price appreciation based upon the individual’s position with the Company, current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. The Compensation Committee looks collectively at all of these factors when making its decisions.

For fiscal year 2017, based on Compensia’s analysis of competitive market practices and the other relevant factors summarized above, the Compensation Committee approved the grant of a mix of approximately one-third stock options, one-third RSUs, and one-third PBRSUs (all relative to valuation) to our executive officers, including our Named Executive Officers, in conjunction with the Company’s annual review of equity awards for all employees. These equity awards were granted in November 2016 on the Company’s Monthly Grant Date (see the section of this proxy statement immediately below entitled, “Administrative and Timing Aspects of Our Equity Awards”).

The following charts are based on figures presented in the Summary Compensation Table below and show the primary components of our Named Executive Officers’ fiscal year 2017 compensation (excluding values listed under “All Other Compensation”), along with the performance-based percentage of that compensation.

In the two charts immediately above, the following were considered performance-based compensation: cash incentive awards, stock option awards (which provide a potential return only if the market price of common stock appreciates over the option term), and PBRSUs.

The target total direct compensation (the base salary plus target cash incentive values plus awarded equity for fiscal year 2017) to our Named Executive Officers was:

●	For our CEO, $6,315,664;

●	For our CFO, $1,374,341;

●	For Mr. Anderson, $1,402,112;

●	For Ms. Benson, $1,334,741; and

●	For Mr. Thomas, $1,388,706.

The breakdown of these amounts is as follows:

	Base Salary	FY17 Annual Target Bonus	FY17 RSUs	FY17 PBRSUs	FY17 Options	FY17 Target Total Direct
Jason P. Rhode	$750,000	$975,000	$1,366,250	$1,511,600	$1,712,814	$6,315,664
Thurman K. Case	$364,000	$236,600	$234,995	$241,856	$296,890	$1,374,341
Scott A. Anderson	$340,000	$221,000	$256,855	$264,530	$319,727	$1,402,112
Jo-Dee M. Benson	$340,000	$221,000	$234,995	$241,856	$296,890	$1,334,741
Gregory S. Thomas	$350,000	$227,500	$245,925	$256,972	$308,309	$1,388,706

Our CEO’s target total direct compensation is slightly below the 75th percentile value in the applicable Market Composite Data. Our other executive officers, including the other Named Executive Officers, fall within a range slightly below the 25th percentile (our CFO) to slightly above the 75th percentile.

The Compensation Committee determined that the size of its equity awards for fiscal year 2017 was warranted and appropriate, even in situations where an executive officer’s target total direct compensation was in the 75th percentile range, in view of the totality of circumstances, including the Company’s particularly strong performance. Additionally, the value of equity awarded to the executive officers in fiscal year 2017 was comparable to the value from the previous year, with the number of units granted being adjusted to reflect the Company’s then-current stock price.

As compared to the Market Composite Data concerning target total direct compensation, the base salary plus cash incentives actually awarded plus awarded equity for fiscal year 2017 for our Named Executive Officers fell within individual ranges from below the 25th percentile to above the 75th percentile, with the Named Executive Officer’s group average falling around the 75th percentile, which again reflects the Company’s strong financial performance over the prior 12 months.

4.	Administrative and Timing Aspects of Our Equity Awards

New employee equity awards and special stock awards are granted and priced on the first Wednesday of each calendar month (the “Monthly Grant Date”). The purpose of this process is to minimize the administrative burdens that would be created with multiple monthly grant dates and to ensure that all required approvals are obtained on or before the Monthly Grant Date. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date will be the next regularly scheduled business day. The Compensation Committee does not have any program, plan, or practice to time option grants or other stock awards to our executive officers in coordination with the release of material non-public information.

Annual equity awards to employees and executive officers are granted in November so that the vesting of RSU and PBRSU grants will likely take place during a period after the Company has reported its financial earnings.

5.	Stock Ownership Guidelines

Stock ownership guidelines apply to our CEO, non-employee directors, and executive officers to more closely link their interests with those of other Company stockholders. Within the later of five years from the 2016 Annual Meeting or five years from his or her appointment as an executive officer or initial election to the Board, each individual subject to the guidelines is expected to accumulate and maintain an ownership position in Company shares that is the lesser of the following:

CEO:	Either three times annual salary or 60,000 shares
Other Executive Officers:	Either one time annual salary or 10,000 shares
Non-employee Directors:	Either three times annual cash retainer or 4,500 shares

Additional details concerning our stock ownership guidelines are provided in the Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

D.	Perquisites and Other Benefits

Our CEO and other executive officers are eligible to participate in our retirement, welfare, and health benefit programs to the same extent as all other salaried employees based in the United States or United Kingdom as applicable. For example, as applicable to the United States or United Kingdom, we provide medical, dental and vision insurance, a retirement/401(k) plan, life and disability insurance, flexible spending accounts, and other plans and programs. Although perquisites are not a material part of our compensation programs for executive officers and are generally not provided, we do reimburse up to $500 for an annual physical examination for each of our executive officers to the extent the physical examination is not covered under our standard health care plans.

From time to time, employees may request chartered aircraft services to facilitate travel that is directly and integrally related to the performance of their job duties and where the use of a chartered plane will increase efficiency. Occasionally, a spouse or immediate family members may accompany the employee on these flights. When this occurs, we require the employee to pay the greater of the incremental cost, if any, to accommodate such guests on the flight, or the imputed income amount determined using the IRS Standard Industry Fare Level (SIFL) rate. Accordingly, there is no aggregate incremental cost to the Company for accompaniment on chartered business flights, and no amounts are included in our Summary Compensation Table for such travel for any Named Executive Officer.

VI.	Post-Employment Compensation

We do not maintain separate individual severance or change of control agreements with our Named Executive Officers; however, on July 26, 2007, after a review of other companies’ practices with respect to management severance plans, the Compensation Committee approved and adopted an Executive Severance and Change of Control Plan (the “2007 Severance Plan”). The 2007 Severance Plan provides certain payments and other benefits to eligible executive officers (“Eligible Executives”), including each of our Named Executive Officers, whose employment is involuntarily terminated by the Company (other than for cause) or whose employment terminates following a change of control of the Company. The 2007 Severance Plan became effective on October 1, 2007.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s termination of employment by the Company without cause, he or she is eligible to receive: (i) a continuation of base salary for a period of up to six months (up to 12 months for our CEO) following termination, and (ii) payment in full of a reasonable estimate of COBRA premiums for three months of continued health care coverage.

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated within 12 months following a change of control of the Company, either by the Company without cause or by the Eligible Executive for good reason, the Eligible Executive is eligible to receive (in lieu of the payments and benefits described above): (i) a lump sum payment equal to 12 months’ base salary (24 months for our CEO), (ii) acceleration in full of any unvested stock options or any other securities or similar incentive awards that have been granted or issued to the Eligible Executive as of the employment termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for 12 months. In addition, the Eligible Executive will have six months from the employment termination date to exercise any vested options.

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change of control of the Company, if such amendment would be adverse to the interest of such Eligible Executive. In order to receive severance payments and benefits under the 2007 Severance Plan, an Eligible Executive must execute a general release of all claims against the Company. Additional details and specific terms of the Severance Plan are set forth in the section of this proxy statement entitled, “Potential Payments upon Termination or Change of Control.”

We maintain the 2007 Severance Plan because we believe it is consistent with the practices of peer companies and helps ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability to Eligible Executives during volatile business conditions that have historically existed in our industry so that they remain focused on their responsibilities and the long-term interests of the Company during such times.

The 2007 Severance Plan provides for “double-trigger” rather than “single-trigger” payment and benefits in the event of a change of control of the Company. In other words, payments to Eligible Executives are contingent upon an involuntarily termination of employment following a change of control. This plan design is intended to provide a level of security to Eligible Executives negotiating a transaction to avoid any misalignment with the interests of our stockholders without resulting in a windfall to Eligible Executives who remain employed following such a transaction.

VII.	Prohibition Against Short Selling, Hedging, and Pledging

The Company prohibits directors, officers, and employees from investing in derivative securities based on or related to the Company’s common stock, engaging in any short sale or hedging transactions involving the Company’s common stock, and pledging any shares of the Company’s common stock as collateral for any margin account or any other similar account or debt instrument where a sale of the Company’s stock could occur. Our policy does not restrict the ownership of Company-granted equity awards, such as stock options, restricted stock, RSUs, PBRSUs, or other equity awards issued by the Company.

VIII.	Tax Considerations Related to Compensation

Section 162(m) of the Internal Revenue Code (“IRC”) disallows a tax deduction to publicly-held companies for compensation paid to our CEO and any of the three most highly compensated officers (other than our CEO and our principal financial officer) to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered “performance-based compensation.” Under the Treasury Regulations implementing Section 162(m), compensation received through the exercise of a stock option will not be subject to the $1,000,000 limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m).

It is the Compensation Committee’s objective, so long as it is reasonable and consistent with the Company’s overall business, compensation, and retention objectives, to endeavor to design our executive compensation program to keep executive compensation deductible by the Company for federal income tax purposes. However, the Compensation Committee maintains its ability to approve compensation to covered officers that is not deductible by the Company for purposes of Section 162(m).

In fiscal year 2017 the Company had a tax deduction disallowance under Section 162(m) of approximately $1,316,226 related to the compensation received by our CEO. This disallowance was the result of his salary in combination with the vesting of RSUs that were not “performance based” for purposes of Section 162(m).

Section 280G of the IRC disallows the deduction of any “excess parachute payment” paid in connection with certain events. A portion of amounts payable under the 2007 Severance Plan may constitute “excess parachute payments” to our executive officers. Accordingly, the 2007 Severance Plan provides for a modified Section 280G “cut back” pursuant to which payments and benefits under the 2007 Severance Plan will be reduced in the event such reduction produces a greater after-tax benefit to an executive officer. See the section of this proxy statement entitled, “Potential Payments Upon Termination or Change of Control.”

IX.	Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Timothy R. Dehne (Chair), John C. Carter, and Christine King. During fiscal year 2017, none of our executive officers served on the board of directors or compensation committee of another company whose executive officer served on our Board or Compensation Committee. The members of the Compensation Committee are considered independent under the Board and the Compensation Committee independence standards as set forth in the Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Timothy R. Dehne, Chair

John C. Carter

Christine King

CONSIDERATION OF RISK RELATED TO COMPENSATION PROGRAMS

The Compensation Committee structures our executive compensation program to provide incentives to appropriately reward our executive officers without undue risk taking. Our approach is similar for the compensation practices and polices applicable to all employees throughout the Company. Overall, we believe that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In general, we attempt to align our compensation programs with the long-term interests of the Company and its stockholders and mitigate the likelihood of inducing excessive risk-taking behavior. More specifically, we believe the following program features and policies help to mitigate the likelihood of inducing excessive risk-taking behavior:

●	The Company pays a mix of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price.

●	Our annual cash incentive program is based on a mix of bottom-line objectives (e.g., operating profit goals) and top-line objectives (e.g., revenue growth) in order to avoid the risk of excessive focus on one goal or performance measure.

●	We review the short-term performance incentive targets used in our incentive program every six months to ensure alignment with our business plans.

●	To prevent the risk that our annual cash incentive program pays bonuses despite weak short-term performance, no payout may occur without a threshold level of operating profit performance being met.

●	The aggregate payout under our annual cash incentive program for our executive and leadership team is capped at a percentage of overall operating profit to prevent the risk of excessive payout of the Company’s operating profit.

●	The individual payout under our annual cash incentive program for our executive and leadership team is further capped so that no participant may receive a payout of greater than 250% of his or her target payout.

●	Long-term incentives are awarded to our executive officers in the form of equity awards that vest over a significant period of time, typically three or four years. The vesting period is intended to align the interests of our executive officers with the long-term interests of stockholders and to provide an incentive for our executive officers to remain with the Company.

●	Long-term incentives are typically granted annually so our executive officers will have unvested awards that may decrease in value if our business is not managed with long-term goals in mind.

●	We use a mix of stock options, RSUs, and PBRSUs to create an overall long-term incentive package that aligns with stockholder interests, appropriately balances risk and performance, and provides competitive incentives for the purpose of executive retention.

●	We use performance-based equity based on the Company’s total shareholder return (“TSR”) as a means to align a portion of an executive’s compensation with the interests of our shareholders. In addition, we cap the payout of these awards at a 100% payout if the Company’s TSR is negative over the performance period (typically, three years).

●	Our CEO, non-employee directors, and officers of the Company are obligated to meet certain stock ownership guidelines that require accumulation and maintenance of a prescribed value or number of shares.

●	The Compensation Committee retains an independent compensation consultant and uses market data, when available, to inform our focus on pay for performance.

EXECUTIVE COMPENSATION TABLES

Fiscal Year 2017 Summary Compensation Table

The following table provides certain summary information concerning the compensation awarded to, earned by, or paid to our Named Executive Officers. The table sets forth compensation for services rendered by our Named Executive Officers for the fiscal years ended March 25, 2017; March 26, 2016; and March 28, 2015; as applicable.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation(2) ($) (g)	All Other Compensation ($) (i)		Total ($) (j)
Jason P. Rhode, President and Chief Executive Officer	2017	$721,154	$2,877,850	$1,712,814	$2,009,271	$10,838	(3)	$7,331,927
	2016	658,500	2,550,828	1,594,767	1,346,843	9,397		6,160,335
	2015	625,000	1,482,950	594,076	955,625	10,070		3,667,721
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	2017	$351,500	$476,851	$296,890	$487,583	$12,448	(4)	$1,625,272
	2016	323,171	440,028	275,095	329,879	12,548		1,380,721
	2015	307,400	254,625	165,023	235,007	12,160		974,215

Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division	2017	$335,193	$521,385	$319,727	$455,435	$4,928	(5)	$1,636,668
	2016	322,319	478,294	299,018	322,071	4,906		1,426,608
	2015	314,150	244,440	158,421	240,168	4,928		962,107

Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	2017	$345,193	$502,897	$308,309	$468,830	$11,182	(6)	$1,636,411
	2016	325,341	459,146	287,057	331,831	10,870		1,414,245
	2015	309,750	254,625	165,023	236,804	10,454		976,656

Jo-Dee M. Benson, Vice President and Chief Culture Officer	2017	$335,193	$476,851	$296,890	$455,435	$12,502	(7)	$1,576,871

(1)	The amounts reported in the column entitled “Stock Awards” represent the RSUs and PBRSUs granted to our Named Executive Officers. The amounts reported in the column entitled “Option Awards” represent the stock options granted to our Named Executive Officers. In each case, the value reported is the aggregate grant date fair value calculated pursuant to FASB ASC Topic 718, excluding any assumptions regarding potential forfeitures, and with respect to PBRSUs this valuation entails a Monte Carlo calculation. The assumptions underlying calculations under FASB ASC Topic 718 are discussed under Note 12, Equity Compensation, in our Annual Report on Form 10-K for the fiscal year ended March 25, 2017.
(2)	This column, entitled “Non-Equity Incentive Plan Compensation,” represents the amounts earned for each fiscal year under the Incentive Plan, which is described in further detail in the “Compensation Discussion and Analysis” section of this proxy statement. Payments earned in the second semi-annual period of a fiscal year are included in this table for that fiscal year even though they were paid in the following fiscal year.
(3)	This amount includes $9,277 in matched contributions under our 401(k) plan, $990 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode, and $571 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan. In fiscal year 2017, Dr. Rhode reimbursed the Company $1,160 associated with spousal travel on chartered business flights (corresponding to the Standard Industry Fair Level). Therefore, no spousal travel amount is included within his “All Other Compensation” column.
(4)	This amount includes $7,520 in matched contributions under our 401(k) plan, $4,357 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case, and $571 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.

(5)	This amount includes $4,357 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Anderson, and $571 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(6)	This amount includes $9,092 in matched contributions under our 401(k) plan, $1,518 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas, and $571 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.
(7)	This amount includes $9,092 in matched contributions under our 401(k) plan, $2,838 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Ms. Benson, and $571 in tax gross-ups paid to all employees of the Company with respect to the Company’s long-term disability plan.

Fiscal Year 2017 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 25, 2017, to our Named Executive Officers. All of the stock options, RSUs, and PBRSUs that are reflected in the table were granted under our 2006 Stock Incentive Plan.

The amounts reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column below set forth potential payouts under the Company’s Incentive Plan, which is described further in the “Compensation Discussion and Analysis” section of this proxy statement.

The amounts reported in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column below set forth potential payouts that are associated with PBRSUs. The PBRSUs will vest as to the number of shares earned on the third anniversary of the grant date. The number of PBRSUs that vest, if any, is based on Company performance during this three-year period and is determined relative to the target number of shares as described further in the “Compensation Discussion and Analysis” section of this proxy statement. Holders of PBRSUs are not eligible to receive any dividends or dividend equivalents with respect to outstanding PBRSUs. Special accelerated vesting provisions applicable to the equity awards upon a Named Executive Officer’s termination of employment or upon a change of control of the Company are described in the section of this proxy statement entitled, “Potential Payments Upon Termination or Change of Control.”

Each stock option has a maximum term of 10 years, subject to earlier termination if the optionee’s services are terminated. Unless noted, the exercisability of options vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments. The exercise price of each stock option is equal to the closing price of our common stock as reported on Nasdaq on the date of grant.

The RSUs will vest with respect to 100% of the shares underlying the award on the third anniversary of the grant date. Holders of RSUs are not eligible to receive any dividends or dividend equivalents with respect to outstanding RSUs. Special accelerated vesting provisions applicable to the equity awards upon a Named Executive Officer’s termination of employment or upon a change of control of the Company are described in the section of this proxy statement entitled, “Potential Payments Upon Termination or Change of Control.”

Name	Grant Date(1)	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
(a)	(b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	(#) (i)	(#) (j)	(k)	(l)
Jason P. Rhode, President and Chief Executive Officer	11/2/2016	10/31/2016							25,000			$1,366,250
	11/2/2016	10/31/2016				5,000	20,000	40,000				$1,511,600
	11/2/2016	10/31/2016								75,000	$54.65	$1,712,814
			$243,750	$975,000	$2,437,500
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	11/2/2016	10/31/2016							4,300			$234,995
	11/2/2016	10/31/2016				800	3,200	6,400				$241,856
	11/2/2016	10/31/2016								13,000	$54.65	$296,890
			$59,150	$236,600	$591,500

Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division	11/2/2016	10/31/2016							4,700			$256,855
	11/2/2016	10/31/2016				875	3,500	7,000				$264,530
	11/2/2016	10/31/2016								14,000	$54.65	$319,727
			$55,250	$221,000	$552,500

Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	11/2/2016	10/31/2016							4,500			$245,925
	11/2/2016	10/31/2016				850	3,400	6,800				$256,972
	11/2/2016	10/31/2016								13,500	$54.65	$308,309
			$56,875	$227,500	$568,750
Jo-Dee M. Benson, Vice President and Chief Culture Officer	11/2/2016	10/31/2016							4,300			$234,995
	11/2/2016	10/31/2016				800	3,200	6,400				$241,856
	11/2/2016	10/31/2016								13,000	$54.65	$296,890
			$55,250	$221,000	$552,500

(1)	The Company’s policy is to grant equity awards on the first Wednesday of the month (the “Monthly Grant Date”) after the Compensation Committee approves the award. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date is the next regularly scheduled business day when the Company and Nasdaq are open for business.
(2)	The amounts reported in this column reflect potential payment amounts under the Incentive Plan. Actual amounts earned under this plan are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Payments may be made under the Incentive Plan only if certain financial prerequisites, such as operating profit margin thresholds, are achieved, as described further in the “Compensation Discussion and Analysis” section of this proxy statement. The threshold amounts reported in this column reflect the minimum amount payable assuming achievement of the applicable financial-result thresholds. The target amounts reported above reflect the target amount awarded to each Named Executive Officer. The maximum amounts represent 250% of the target amount for each Named Executive Officer.
(3)	The amounts reported in this column reflect potential payment amounts for PBRSUs under the Company’s Performance-Based Restricted Stock Unit Program. The number of PBRSUs that will actually vest, if any, is based on Company performance during a three-year performance period and is determined as further described in the “Compensation Discussion and Analysis” section of this proxy statement.
(4)	Amounts in this column represent the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and with respect to PBRSUs this valuation entails a Monte Carlo calculation. The assumptions underlying calculations under FASB ASC Topic 718 are discussed under Note 12, Equity Compensation, in the Company’s Form 10-K for the fiscal year ended March 25, 2017.

Fiscal Year 2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning the outstanding equity award holdings of our Named Executive Officers as of March 25, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(2)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
(a)	(b)	(c)	(e)	(f)		(g)	(h)	(i)	(j)
Jason P. Rhode, President and Chief Executive Officer	128,847	—	$16.25	10/6/2020
	135,000	—	$15.41	10/5/2021
	110,000	—	$38.99	10/3/2022
	85,746	16,043	$23.34	10/2/2023
	54,375	35,625	$20.37	10/1/2024
	42,086	84,177	$31.25	11/4/2025
	—	75,000	$54.65	11/2/2026
					10/1/2014	35,000	$2,102,100
					10/1/2014			35,000	$2,102,100
					11/4/2015	41,667	$2,502,520
					11/4/2015			31,328	$1,881,560
					11/2/2016	25,000	$1,501,500
					11/2/2016			20,000	$1,201,200
Thurman K. Case, Chief Financial Officer, Vice President of Finance	5,000	—	$15.41	10/5/2021
	15,000	—	$38.99	10/3/2022
	3,988	2,917	$23.34	10/2/2023
	5,060	9,897	$20.37	10/1/2024
	7,259	14,521	$31.25	11/4/2025
	—	13,000	$54.65	11/2/2026
					10/1/2014	12,500	$750,750
					11/4/2015	7,188	$431,711
					11/4/2015			5,404	$324,564
					11/2/2016	4,300	$258,258
					11/2/2016			3,200	$192,192
Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division	5,000	—	$15.41	10/5/2021
	24,000	—	$38.99	10/3/2022
	10,639	3,501	$23.34	10/2/2023
	9,500	9,500	$20.37	10/1/2024
	7,890	15,784	$31.25	11/4/2025
	—	14,000	$54.65	11/2/2026
					10/1/2014	12,000	$720,720
					11/4/2015	7,813	$469,249
					11/4/2015			5,874	$352,792
					11/2/2016	4,700	$282,282
					11/2/2016			3,500	$210,210

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date(2)	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
(a)	(b)	(c)	(e)	(f)		(g)	(h)	(i)	(j)
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	20,000	—	$38.99	10/3/2022
	17,083	2,917	$23.34	10/2/2023
	15,103	9,897	$20.37	10/1/2024
	7,574	15,153	$31.25	11/4/2025
	—	13,500	$54.65	11/2/2026
					10/1/2014	12,500	$750,750
					11/4/2015	7,500	$450,450
					11/4/2015			5,639	$338,678
					11/2/2016	4,500	$270,270
					11/2/2016			3,400	$204,204
Jo-Dee M. Benson, Vice President and Chief Culture Officer	18,000	—	$38.99	10/3/2022
	15,375	2,625	$23.34	10/2/2023
	3,833	9,105	$20.37	10/1/2024
	7,260	14,520	$31.25	11/4/2025
	—	13,000	$54.65	11/2/2026
					10/1/2014	11,500	$690,690
					11/4/2015	7,188	$431,711
					11/4/2015			5,404	$324,564
					11/2/2016	4,300	$258,258
					11/2/2016			3,200	$192,192
(1)	Unless otherwise noted within this table, all stock options vest over four years, with one-year cliff vesting for 25% of the options on the first anniversary of the grant date, and 1/36 of the remaining options vesting on a monthly basis over the following three years.
(2)	Options have a maximum 10-year term. Therefore, the grant date is 10 years prior to the Option Expiration Date listed in this column.
(3)	This column corresponds to RSUs. RSUs will vest with respect to 100% of the shares underlying the award on the third anniversary of the grant date.
(4)	The market value of unvested RSUs reported in column (h) is calculated by multiplying the number of shares of common stock subject to each award reported in column (g) by the closing market price of common stock on March 24, 2017, (the last trading day of fiscal year 2017), which was $60.06.
(5)	This column corresponds to target numbers of PBRSUs. The number of shares that vest, if any, will be based on Company performance and relative to the target number of shares as further described in the “Compensation Discussion and Analysis” section of this proxy statement. Such vesting will occur on the third anniversary of the grant date.
(6)	The market value of unvested PBRSUs reported in this column is calculated by multiplying the target number of shares subject to each award reported in column (i) by the closing market price of common stock on March 24, 2017, (the last trading day of fiscal year 2017), which was $60.06.

Fiscal Year 2017 Options Exercised and Stock Vested Table

The following table provides information on the value realized by each Named Executive Officer as a result of options that were exercised and stock awards that vested during fiscal year 2017.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(2) ($) (e)
Jason P. Rhode, President and Chief Executive Officer	341,502	$14,238,686	30,000	$1,594,500
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	94,138	$2,922,536	10,000	$531,500
Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division	99,860	$3,299,690	12,000	$637,800
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	127,583	$5,095,405	10,000	$531,500
Jo-Dee M. Benson, Vice President and Chief Culture Officer	76,062	$3,045,264	9,000	$478,350

(1)	The value realized on the exercise of stock options was computed by determining the difference between the market price of our common stock underlying each option on the date of exercise and the exercise price of the options for each share exercised.
(2)	The value realized on the vesting of stock awards was computed by multiplying the number of shares acquired on vesting (column d) by the market price of our common stock on the date of vesting.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not sponsor or maintain either a defined benefit pension plan or a nonqualified deferred compensation plan for the benefit of our executive officers.

Potential Payments upon Termination or Change of Control

The Company does not maintain individual employment, severance, or change of control agreements with our Named Executive Officers; however, the Company does maintain its 2007 Severance Plan, which provides for certain payments and benefits to individuals employed by the Company and its subsidiaries at the level of Chief Executive Officer and Vice President or above and reporting directly to the Chief Executive Officer (“Eligible Executives”) in the event that the employment of such an executive officer is involuntarily terminated other than for cause or in certain circumstances following a change of control of the Company. The Named Executive Officers may also receive certain benefits under the Incentive Plan in the event of certain terminations of employment or change of control transactions that occur prior to the payment of the award for the applicable fiscal year.

2007 Severance Plan

Each of our Named Executive Officers is considered an Eligible Executive under the 2007 Severance Plan. The Company maintains the 2007 Severance Plan because we believe it helps to ensure that we are able to attract and retain top talent. Further, we believe that the 2007 Severance Plan provides a level of stability for our executive officers during volatile business conditions that have historically existed so that they remain focused on their responsibilities and the long-term interests of the Company during such times.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s involuntary termination of employment by the Company other than for “cause” (defined below for purposes of the 2007 Severance Plan) he or she will be eligible to receive: (i) a continuation of base salary for a period of up to six months (up to 12 months in the case of our CEO) following termination of employment, and (ii) payment in full of a reasonable estimate of COBRA premiums for three months (collectively, the “Termination Payment”).

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without “cause” or by the Eligible Executive for “good reason” within 12 months following a “change of control” (as defined below for purposes of the 2007 Severance Plan) of the Company, he or she will be eligible to receive a “Change of Control Termination Payment,” which is comprised of: (i) a lump sum payment equal to 12 months’ base salary (24 months in the case of our CEO), (ii) acceleration in full of any unvested stock options or any other securities or similar incentive awards that have been granted or issued to him or her as of the employment termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for 12 months. In addition, the Eligible Executive will have until six months from the employment termination date to exercise any vested options, except that no option will be exercisable after the option’s original expiration date.

In the event of an Eligible Executive’s death or “disability” (as such term is defined below for purposes of the 2007 Severance Plan), the Eligible Executive or his or her estate, as applicable, will receive the Termination Payment described above. If the death or disability has occurred within 12 months following a change of control of the Company, he or she or his or her estate, as applicable, will receive the Change of Control Termination Payment described above.

For purposes of the 2007 Severance Plan:

●	“cause” means (i) gross negligence or willful misconduct in the performance of an executive officer’s duties; (ii) a material and willful violation of any federal or state law that if made public would injure the business or reputation of the Company; (iii) a refusal or willful failure to comply with any specific lawful direction or order of the Company or the material policies and procedures of the Company including but not limited to the Company’s Code of Conduct and the Company’s Insider Trading Policy as well as any obligations concerning proprietary rights and confidential information of the Company; (iv) a conviction (including a plea of nolo contendere ) of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill if the executive officer were to continue to be retained as an employee of the Company; or (v) a substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same position and having similar duties as the executive officer.

●

“good reason” means: (i) without the executive officer’s express written consent, a material reduction of the executive officer’s duties, authority, or responsibilities relative to the executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the base salary of an executive officer as in effect immediately prior to such reduction; or (iii) the relocation of an executive officer’s principal work location to a facility or a location more than 50 miles from executive officer’s then present principal work location. “Good reason” shall not exist unless the executive officer provides written notice of the circumstances alleged to give rise to good reason within 30 days of their occurrence and the Company (or our successor) fails to cure such circumstances within 30 days.

●	“disability” means a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders an Eligible Executive unable to perform any one or more of the essential duties of his or her position after the provision of reasonable accommodation, if applicable, for a period of greater than ninety (90) days within a one year period.

●	“change of control” means the occurrence of one or more of the following with respect to the Company: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the members of the Company’s Board of Directors; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than 50% of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock of the Company immediately prior to such merger or consolidation, and (B) the members of the Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors immediately after such merger or consolidation; (iii) any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, common stock of the Company immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or (B) the members of the existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of the Company).

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change of control, if such amendment would be adverse to the interest of such Eligible Executive. If any payment or benefit under the 2007 Severance Plan would be a “parachute payment” (within the meaning of Section 280G of the IRC) and would therefore result in the imposition of an excise tax, an Eligible Executive’s payments and benefits will not exceed the amount that produces the greatest after-tax benefit to the Eligible Executive.

To receive payments and benefits under the 2007 Severance Plan, an Eligible Executive must execute a release of all claims against the Company. If the Eligible Executive is considered a “specified employee” under Section 409A of the IRC at the time of his or her termination of employment, any amounts payable under the 2007 Severance Plan will be delayed for a period of six months if it is determined that such a delay is necessary in order to prevent the payment from imposing excise taxes on the executive officer.

Incentive Plan

In addition, a participant in the Incentive Plan, as described further in the “Compensation Discussion and Analysis” of this proxy statement, may also receive payments upon termination of employment or a change of control. Pursuant to the Incentive Plan, a participant, including each of our Named Executive Officers, must be continuously employed through the last day of the applicable semi-annual performance period and through the date that cash bonuses under the Incentive Plan for such semi-annual performance period are actually paid. However, participants whose employment terminates due to death or “disability” during a semi-annual performance period will be eligible to receive a pro rata cash bonus payment based on the number of days the participant was employed during that semi-annual performance period and the Company’s actual performance during the semi-annual performance period. The pro rata bonus amount will be paid to the terminated participant on or before the 15th day of the third month after the later of (i) the last day of the calendar year in which such participant died or incurred a “disability” or (ii) the last day of the Company’s taxable year in which such participant died or incurred a “disability.” In addition, if a change of control occurs and our successor does not assume or comparably replace the Incentive Plan, each participant will receive a pro rata cash payment of his or her target bonus, based on the number of calendar days completed in the current semi-annual performance period prior to the occurrence of the change of control.

For purposes of the Incentive Plan:

●	“disability” means total and permanent disability as defined in accordance with the Company’s Long-Term Disability Plan.

●	“change of control” means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, or (iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the voting power represented by the voting securities of the Company or such surviving entity (or parent) outstanding immediately after such merger or consolidation.

The discussion and tables below present an estimate of the amount of compensation and/or other benefits payable to our Named Executive Officers in the event of their termination of employment and/or in the event of a change of control of the Company. The amounts disclosed assume that such termination and/or the occurrence of such change of control was effective as of March 25, 2017, the last day of fiscal year 2017. We also assume that each Named Executive Officer was continuously employed by the Company and under the 2007 Severance Plan and the Incentive Plan throughout at least the second half of fiscal year 2017. The amounts below have been calculated using assumptions, such as these, that we believe to be reasonable, along with further assumptions that are described in more detail below. The actual amounts that would be paid out under each scenario depend on various factors, which may or may not exist at the time a Named Executive Officer’s employment is actually terminated and/or a change of control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Conditions Involving Involuntary Termination of Employment or Death/Disability

The estimated amount payable to each of our Named Executive Officers pursuant to the 2007 Severance Plan and the Incentive Plan in the event of an involuntary termination of employment by the Company other than for cause, or due to the Named Executive Officer’s death or disability, in each case, assuming such termination occurred on March 25, 2017, and in view of the other assumptions above, is set forth in the table below:

Name	Salary Continuation(1)	Health Benefits (up to 3 months)(2)	Cash Bonus Under Incentive Plan(3)	Total
Jason P. Rhode, President and Chief Executive Officer	$750,000	$4,007	$487,500	$1,241,507
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	$182,000	$1,818	$118,300	$302,118
Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division	$170,000	$3,788	$110,500	$284,288
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	$175,000	$5,379	$113,750	$294,129
Jo-Dee M. Benson, Vice President and Chief Culture Officer	$170,000	$4,007	$110,500	$284,507

(1)	The salary continuation payment for our CEO represents the value of 12 months of his base salary, based on his base salary level in effect on March 25, 2017. For each of the other Named Executive Officers, the amount is based on six months of base salary, at the level in effect on March 25, 2017.
(2)	The valuation of the healthcare benefits has been computed based on an estimate of the COBRA payments required for the three-month period payable by the Company at the rates in effect as of March 25, 2017.
(3)	The Named Executive Officers would only receive the payments enumerated in this column in the event of a termination due to death or disability. In the event employment is terminated for any other reason, the noted executive would forfeit these amounts because the executive would not be employed with the Company on the date of payment. On a termination due to death or disability, the executive would be entitled to a pro rata payment of their bonus under the Incentive Plan. Because March 25, 2017, is the last day of the semi-annual performance period, the executive would be entitled to a full payment of the semi-annual bonus. As such, we have calculated the cash bonus under the Incentive Plan as the target Incentive Plan Payout Percentage (100%) applied to each individual’s current target bonus under the Incentive Plan for the semi-annual performance period ending on March 25, 2017.

Conditions Additionally Involving a Change of Control

The estimated amount payable to each of our Named Executive Officers pursuant to (i) the Incentive Plan in the event of a change of control in which the Incentive Plan is not assumed or comparably replaced, and (ii) the 2007 Severance Plan in the event of termination of employment following a change of control of the Company either other than for cause by the Company, by the executive officer for good reason, or due to the executive officer’s death or disability, is set forth in the table below. The possible application of any cutback required under the 2007 Severance Plan due to the operation of Sections 280G and 4999 of the IRC has not been included in these calculations:

Name	Lump Sum Salary Payment(1)	Accelerated Vesting of Unvested Equity(2)	Health Benefits (up to 12 months)(3)	Cash Bonus Under Incentive Plan(4)	Total
Jason P. Rhode, President and Chief Executive Officer	$1,500,000	$16,124,924	$16,030	$487,500	$18,128,454
Thurman K. Case, Vice President, Chief Financial Officer and Principal Accounting Officer	$364,000	$2,946,080	$7,270	$118,300	$3,435,651
Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Division	$340,000	$3,071,342	$15,152	$110,500	$3,536,994
Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	$350,000	$3,023,869	$21,518	$113,750	$3,509,137
Jo-Dee M. Benson, Vice President and Chief Culture Officer	$340,000	$2,843,834	$16,030	$110,500	$3,310,364

(1)	The lump sum salary payment for our CEO represents the value of 24 months of his base salary, based on his base salary level in effect on March 25, 2017. For each of the other Named Executive Officers, the amount is based on 12 months of base salary, at the level in effect on March 25, 2017.
(2)	The valuation of accelerated vesting of unvested equity awards has been computed based on: (1) the estimated value that would have been realized based on the difference between the exercise price of the options that were subject to accelerated vesting and the closing market price of our common stock on March 24, 2017 (the last trading day prior to March 25, 2017), which was $60.06 per share, and (2) the value of RSUs and PBRSUs subject to accelerated vesting based on that same closing market price.
(3)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the 12-month period payable by the Company at the rates in effect as of March 25, 2017.
(4)	The figures in this column represent a pro rata cash payment of target bonuses under the Incentive Plan, based on the number of calendar days completed in the semi-annual performance period prior to the occurrence of the change of control. Because the change of control is deemed to occur on the last day of the fiscal year, the figures above represent the target Incentive Plan Payout Percentage (100%) applied to each individual’s current target bonus under the Incentive Plan for the semi-annual performance period ending on March 25, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 25, 2017 about common stock that may be issued upon the exercise of options, warrants, and rights under the Company’s 2006 Stock Incentive Plan, which was first approved by stockholders on July 28, 2006:

	(A) Number of Securities to be issued upon exercise of outstanding options	(B) Weighted-average exercise price of outstanding options	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity Compensation Plans Approved by Security Holders(1)	4,933,080(2)	$27.25(3)	4,692,526
Equity Compensation Plans Not Approved by Security Holders	0	0	0

TOTAL	4,933,080	$27.25	4,692,526

(1)	As of March 25, 2017, the Company was granting equity awards only under the 2006 Stock Incentive Plan. Approximately 3,697,909 shares have been deducted from the shares available for future issuance under the 2006 Stock Incentive Plan due to a 1.5 full value award multiplier applied to restricted stock awards and RSUs granted pursuant to the 2006 Stock Incentive Plan.
(2)	Includes 3,174,606 shares granted under the 2006 Stock Incentive Plan that are issuable upon the vesting of the outstanding RSUs and PBRSUs.
(3)	The weighted average exercise price does not take into account the shares issuable upon the vesting of the outstanding RSUs and PBRSUs, which have no exercise price.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD

The Audit Committee is comprised solely of independent directors, as defined by the applicable Nasdaq listing standards and rules of the SEC, and it operates under a written charter adopted by the Board, which is available under the Corporate Governance section of our “Investors” page on our website at investor.cirrus.com. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Audit Committee continues to review and assess the adequacy of its charter on an annual basis, and will revise it to comply with new rules and regulations as they are adopted.

As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).

In accordance with the Sarbanes-Oxley Act and the Nasdaq listing standards, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee serves an oversight role for the Board in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters. The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the fiscal year ended March 25, 2017, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Ernst & Young matters required to be discussed by Auditing Standards 1301, Communications with Audit Committees, as required by the PCAOB.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable PCAOB rules regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, the Audit Committee’s review of the representations of management, and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 25, 2017, as filed with the SEC.

Submitted by the Audit Committee of the Board:

Alexander M. Davern, Chair

John C. Carter

William D. Sherman

AUDIT AND NON-AUDIT FEES AND SERVICES

Audit and Related Fees

The following table shows the fees accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years 2017 and 2016. All fees were pre-approved by the Audit Committee.

	2017	2016
Audit Fees	$1,331,953	$1,161,600
Audit-Related Fees	$17,964	$63,244
Tax Fees	$256,730	$567,763
All Other Fees	$2,160	$2,160
TOTAL	$1,608,806	$1,794,766

Audit Fees.    Audit services consisted of the audit of the Company’s consolidated financial statements and of management’s assessment of the operating effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees.    Audit-related services generally include fees for accounting consultations and registration statements filed with the SEC.

Tax Fees.    The fiscal year 2017 tax fees include $136,325 in tax compliance and tax return preparation services. The remainder of the fiscal year 2017 tax fees relate to technical tax advice and international tax planning. The fiscal year 2016 tax fees include $133,719 in tax compliance and tax return preparation services. The remainder of the fiscal year 2016 tax fees relate to technical fees including technical tax advice and international tax planning.

All Other Fees.    The other fees correspond to an Ernst & Young research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy for the pre-approval of audit, audit-related, and non-audit services provided by the Company’s independent registered public accounting firm.

For audit and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter and estimated budget for formal acceptance and approval. A list of non-audit services and estimated budget for such services for the upcoming fiscal year are submitted to the Audit Committee by Company management for pre-approval. To ensure prompt handling of unexpected non-budgeted non-audit related services, the Audit Committee has delegated to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees if the cost of the service is less than $100,000. Any such unexpected services for which the cost is more than $100,000 are approved by the Audit Committee. If the Chair takes any action, the Chair will report such action to the Audit Committee at the next Audit Committee meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification and Insurance.    Our Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

Procedures for Review, Approval, and Ratification of Related Person Transactions.    The Board recognizes that Related Person Transactions (as defined below) can present conflicts of interest and questions as to whether transactions are in the best interests of the Company. Accordingly, the Board has documented and implemented certain procedures for the review, approval, or ratification of all potential Related Person Transactions. Pursuant to these procedures, the Audit Committee must review, approve, or ratify any transactions with Related Persons (as defined below). When it is impractical to wait for a scheduled Audit Committee meeting, a proposed Related Person Transaction may be submitted to the Audit Committee Chair for approval and then subsequently reported to the Audit Committee at the next Audit Committee meeting.

This procedure seeks to promote Company decisions that are based on the merits of the transaction and the interests of the Company and its stockholders. While it is the Company’s preference to avoid Related Person Transactions, this procedure sets forth a methodology for considering a proposed Related Person Transaction in which the standard to be applied is whether such transaction is at arm’s length and on terms comparable to those terms provided to other unrelated entities in the marketplace.

For these purposes, a “Related Person” is any person who is: (1) a director or executive officer of the Company, (2) a nominee for director (if the information called for is being presented in a proxy or information statement relating to the election of that nominee for director), (3) an immediate family member of a director or executive officer of the Company, (4) an immediate family member of a nominee for director (if the information called for is being presented in a proxy or information statement relating to the election of that nominee for director), (5) a security holder of 5% or more of any class of common stock (or other equity security) (if a transaction in which the person had a direct or indirect material interest occurred or existed), or (6) an immediate family member of a security holder of 5% or more of any class of common stock (or other equity security) (if a transaction in which the person had a direct or indirect material interest occurred or existed).

For these purposes, a “Related Person Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant and in which a Related Person had, has, or will have a direct or indirect interest. The Company has not established a materiality limit for purposes of defining a Related Person Transaction under its related person transaction procedures.

Transactions with Related Persons.    Dr. Rhode beneficially owns 100% of an aircraft through a limited liability company (the “LLC”), and the LLC makes the aircraft available for lease through an independent aircraft management company. On occasion we lease, through the aircraft management company, the non-exclusive use of the aircraft for business travel for employees, with no required minimum usage, at a rate of $3,135 per flight hour plus any additional overnight/landing fees and excise taxes. Our agreement with the aircraft management company contains other terms and conditions normal in such transactions and can be cancelled with 30 days’ notice. Our Board of Directors approved this hourly reimbursement rate based upon a competitive analysis of comparable chartered aircraft rates, which showed that the reimbursement rate is at or below market rates for the charter of similar aircraft. During fiscal year 2017, we incurred approximately $80,148 in rental fees for the aircraft owned through the LLC. These fees are included in general, administrative, and other expenses in the condensed consolidated statements of operations.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors, and greater than 10% stockholders are also required by the federal securities rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of the Forms 3, 4 and 5 received by the Company or representations from certain reporting persons, the Company believes that, during the fiscal year 2017, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% stockholders were met in a timely manner except with reference to the sale of: 17,224 Restricted Stock Units by Mr. Rashpal Sahota, 14,755 Restricted Stock Units by Mr. Allan Hughes, and 21,498 Restricted Stock Units by Mr. Andrew Brannan. The Form 4 filings for these transactions were due no later than August 24, 2016, but due to administrative error these filings were not made until August 25, 2016.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as stockbrokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

This year, we expect that a number of stockbrokers with account holders who beneficially own common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of the proxy materials. A single Notice of Internet Availability of the proxy materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your stockbroker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (866)-540-7095, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you contact Broadridge ICS using the contact information above, we will promptly deliver to you a separate copy of our Annual Report, Notice of Internet Availability of the proxy materials, and the proxy materials for the 2017 Annual Meeting, and for future meetings, if you so request. Please also contact Broadridge ICS if you wish to request delivery of a single copy of those materials if you currently receive multiple copies.

COMMUNICATING WITH US

Communicating with the Board

If you would like to contact the Board, including a Committee, you may write to the following address:

Board of Directors

c/o Corporate Secretary

Cirrus Logic, Inc.

800 W. Sixth Street

Austin, Texas 78701

The Corporate Secretary or Chair of the Governance and Nominating Committee, as appropriate, reviews all correspondence addressed to the Board and regularly forwards to the Board all such correspondence that, in the opinion of the Corporate Secretary or Chair of the Governance and Nominating Committee, deals with the functions of the Board or the Committees. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or individual Board members. Concerns relating to accounting, internal controls, or auditing issues will be immediately brought to the attention of the Chair of the Audit Committee.

Other Communications

If you would like to receive information about the Company, you may use one of these convenient methods:

1.	To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please call our Investor Relations Department at (512) 851-4125.

2.	To view our home page on the internet, use our website address: www.cirrus.com. Our home page provides you access to product, marketing and financial data, job listings, and an online version of this proxy statement, our Annual Report on Form 10-K, and other filings with the SEC.

If you would like to write to us, please send your correspondence to the following address:

Cirrus Logic, Inc.

Attention: Investor Relations

800 W. Sixth Street

Austin, TX 78701

If you would like to inquire about stock transfer requirements, lost certificates, and change of stockholder address, please contact our transfer agent, Computershare Investor Services, at (877) 373-6374 (toll free) or (781) 575-2879 or by visiting their website at www.investorcentre.com (see “contact us” section and other online features).

If you would like to report any inappropriate, illegal, or criminal conduct by any employee, agent, or representative of the Company; any violation of the Company’s Code of Conduct; or any complaint or concern regarding accounting, internal accounting controls or auditing matters, you may file an anonymous and confidential report by contacting EthicsPoint, an independent reporting system provider, by telephone at 1-866-384-4277 (1-866-ETHICSP), or through its website at cirruslogic.ethicspoint.com.

ANNUAL REPORT

On May 24, 2017, we filed with the SEC an Annual Report on Form 10-K for the fiscal year ended March 25, 2017. The Annual Report on Form 10-K has been provided concurrently with this proxy statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

Stockholders may also obtain a copy of the Annual Report on Form 10-K and any of our other SEC reports, free of charge, (1) from the SEC’s website at www.sec.gov, (2) from our website at investor.cirrus.com, or (3) by writing to Investor Relations, Cirrus Logic, Inc., 800 W. Sixth Street, Austin, TX 78701. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

BY ORDER OF THE BOARD OF DIRECTORS

Jason P. Rhode President and Chief Executive Officer Austin, Texas May 31, 2017

ANNEX

INCENTIVE PLAN RECONCILIATION

	6 Months Ended
	2H’17	1H’17
Net Revenue	$850,893	$688,047
Cost of Sales	$431,462	$349,663
Gross Profit	$419,431	$338,384
Total Operating Expenses	$228,529	$212,236

Total Operating Income	$190,902	$126,148

Operating Income Percentage	22%	18%
Operating Income Reconciliation
GAAP Operating Income	$190,902	$126,148
Amortization of acquisition intangibles	$16,563	$16,689
Stock compensation expense	$20,358	$19,234
Other adjustments**	$9,842	$(3,566)
Bonus VCP, Executive, Leadership Plan Exclusion	$18,685	$12,947
Non GAAP Operating Income Used for Bonus Plans	$256,351	$171,452
Non GAAP Operating Income Percentage Used for Bonus Plans	30%	25%

**	Other adjustments may include certain litigation expenses, facility charges, patent agreements, international sales reorganizations, or other.

CIRRUS LOGIC, INC. 800 WEST SIXTH STREET AUSTIN, TX 78701

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 27, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CRUS2017

You may attend the Meeting at noon Eastern Time on July 28, 2017 via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow on your proxy card and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 27, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E30030-P95180 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CIRRUS LOGIC, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write
The Board of Directors recommends you vote FOR the following nominees:				the number(s) of the nominee(s) on the line below.

1. Election of Directors	☐	☐	☐

Nominees:

01) John C. Carter
02) Alexander M. Davern
03) Timothy R. Dehne
04) Christine King
05) Jason P. Rhode
06) Alan R. Schuele
07) William D. Sherman
08) David J. Tupman

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2018.						☐	☐	☐

3. Advisory vote to approve executive compensation.						☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:					1 Year	2 Years	3 Years	Abstain

4. Advisory vote on the frequency of future advisory votes to approve executive compensation.					☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Form 10-K and Proxy Statement is available at www.proxyvote.com.

E30031-P95180

CIRRUS LOGIC, INC.

PROXY FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

JULY 28, 2017 AT 11:00 A.M. (CENTRAL DAYLIGHT TIME)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of CIRRUS LOGIC, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 31, 2017, and the Company’s Annual Report on Form 10-K for the fiscal year ended March 25, 2017, and hereby appoints Thurman K. Case and Gregory Scott Thomas, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Annual Meeting of Stockholders of CIRRUS LOGIC, INC., to be held on July 28, 2017 at 11:00 a.m. Central Daylight Time at www.virtualshareholdermeeting.com/CRUS2017, and at any adjournments or postponements thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

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